UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIFELINE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials: $79,001

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702

SPECIAL MEETING OF SHAREHOLDERS

March 21, 2006

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Lifeline Systems, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on Tuesday, March 21, 2006, at 11:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve a merger agreement that we entered into with Koninklijke Philips Electronics N.V., which we refer to as Philips, and an indirect wholly owned subsidiary of Philips on January 18, 2006. If shareholders representing at least two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting approve the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Philips, and you will be entitled to receive $47.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

After careful consideration, our board of directors has unanimously adopted the merger agreement and the other transactions contemplated thereby and determined that the merger, the merger agreement and the other transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully. You may also obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

Your vote is very important. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote will have the same effect as a vote against the approval of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and your continued support of Lifeline Systems, Inc.

Sincerely,

Ronald Feinstein

President and Chief Executive Officer

This proxy statement is dated February 22, 2006 and is first being mailed to shareholders on or about February 24, 2006.

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702

(508) 988-1000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On March 21, 2006

To the Shareholders of Lifeline Systems, Inc.:

Notice is hereby given that a special meeting of the shareholders of Lifeline Systems, Inc. will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on Tuesday, March 21, 2006, at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To approve the Agreement and Plan of Merger, dated as of January 18, 2006, among Lifeline Systems, Inc., Koninklijke Philips Electronics N.V., which we refer to as Philips, and DAP Merger Sub, Inc., an indirect wholly owned subsidiary of Philips;

2.	To approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of our common stock as of the close of business on February 17, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

We do not believe that you are entitled to appraisal rights under the Massachusetts Business Corporation Act, which we refer to as the MBCA, in connection with the merger. However, the relevant section of the MBCA has not yet been the subject of judicial interpretation. Therefore, any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully follow the procedures described in the proxy statement. A copy of the applicable MBCA provisions is attached as Annex C to the accompanying proxy statement.

By Order of the Board of Directors,

Jeffrey A. Stein Secretary

Framingham, Massachusetts

February 22, 2006

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting of shareholders and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Lifeline Systems” refer to Lifeline Systems, Inc. and the term “Philips” refers to Koninklijke Philips Electronics N.V.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with Philips, pursuant to which a wholly owned subsidiary of Philips will be merged with and into us and we will become a wholly owned subsidiary of Philips. We will also be asking you to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q.	What vote is required for Lifeline Systems’ shareholders to approve the merger agreement?

A.	Pursuant to the requirements of Section 156D of the Massachusetts Business Corporation Act, which we refer to as the MBCA, and the merger agreement, holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” approval of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on February 17, 2006 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote in one of four ways:

You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. Do NOT enclose or return your stock certificate(s) with your proxy card.

You may vote over the Internet. If you are the record holder of your shares, you may authorize your vote on the Internet by following the instructions that appear on the enclosed proxy card. Have the enclosed proxy card available when you access the web page.

You may vote by telephone. If you are the record holder of your shares, you may vote by touchtone telephone by following the instructions that appear on the enclosed proxy card. Have the enclosed proxy card available when you call.

You may vote in person. If you attend the special meeting and are the record holder of your shares, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the special meeting.

i

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	Can I vote if my shares are held in my 401(k) account?

A.	Yes. If you participate in the Lifeline Employees’ Savings and Investment Plan, which we refer to as our 401(k) plan, you may vote an amount of shares of common stock equivalent to the interest in our common stock credited to your account as of the record date. In order to vote your shares, you will need to complete the enclosed proxy card and send it to our 401(k) plan administrator, New York Life Investment Management LLC, at the address set forth on the accompanying envelope. New York Life Investment Management LLC will direct the trustee of our 401(k) plan to vote the shares in the manner directed on the proxy card. If New York Life Investment Management LLC does not receive a signed proxy card from you by 5:00 p.m., Eastern Time, on March 20, 2006, the trustee of our 401(k) plan will vote your shares in the same manner, proportionally, as it votes the shares of other plan participants from which proper and timely proxy cards have been received by New York Life Investment Management LLC.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote against the approval of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect.

Q.	When should I vote?

A.	You should vote as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•	signing another proxy with a later date;

•	accessing the Internet and following the instructions for Internet proxy authorization that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for proxy authorization by telephone; or

•	voting in person at the meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	Philips will acquire us by merging a subsidiary of Philips into us. We will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Philips.

Q.	If the merger is completed, what will I be entitled to receive for my shares of common stock and when will I receive it?

A.	You will be entitled to receive $47.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, Philips will arrange for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal, that shareholder’s stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	We believe that you are not entitled to appraisal rights in connection with the merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of Lifeline Systems or a director, officer, employee or consultant of Lifeline Systems pursuant to a bona fide arrangement with Lifeline Systems, Philips or one of Philips’ affiliates. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to, and would like to exercise, appraisal rights, you should do the following:

•	Deliver to Lifeline Systems written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	Comply with other procedures as are required by Part 13 of the MBCA

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C.

Q.	Why is the board of directors recommending the merger?

A.	Our board of directors believes that the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Lifeline Systems and its shareholders and recommends that you approve the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “Reasons for the Merger and Recommendation of the Board of Directors” on page 14 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 26 of this proxy statement. You should consult your tax advisor regarding specific tax consequences of the merger to you.

Q.	When is the merger expected to be completed?

A.	We expect the merger to be completed in the spring of 2006 following satisfaction of all conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and approval of the merger agreement by our shareholders. The waiting period imposed by the HSR Act in connection with the merger was terminated as of February 7, 2006. We and Philips do not believe that any foreign antitrust approvals are required to consummate the merger.

Q.	What will happen to my shares of common stock in Lifeline Systems after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration, and trading in our common stock on The Nasdaq National Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Philips will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR LIFELINE SYSTEMS STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, at (888) 219-8320.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

LIFELINE SYSTEMS, INC.

111 Lawrence Street

Framingham, Massachusetts 01702

(508) 988-1000

www.lifelinesys.com

Lifeline Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, is the leading provider of personal response services and emergency call systems in the United States and Canada. Our common stock is quoted on The Nasdaq National Market under the symbol “LIFE.”

KONINKLIJKE PHILIPS ELECTRONICS N.V.

Breitner Center, HBT 16

Amstelplein 2, 1096 BC

P.O. Box 77900

1070 MX Amsterdam

The Netherlands

31 20 59 77 222

www.philips.com

Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands, is one of the world’s largest electronics companies. Philips’ ordinary shares are listed on the New York Stock Exchange under the symbol “PHG” and the Amsterdam Stock Exchange under the symbol “PHI.”

DAP MERGER SUB, INC.

c/o Philips Medical Systems

3000 Minuteman Road

Andover, MA 01810

(978) 687-1501

www.philips.com

DAP Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, which we refer to as the Merger Subsidiary, is a newly formed, indirect wholly owned subsidiary of Philips. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 12)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $47.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Philips. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 9)

The special meeting will be held on Tuesday, March 21, 2006, at 11:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with Philips. We will also be asking our shareholders to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement.

Record Date and Voting (pages 9, 10)

Our board of directors has fixed the close of business on February 17, 2006, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. On the record date, we had 14,234,190 outstanding shares of common stock held by approximately 464 shareholders of record. We have no other class of voting securities outstanding.

Shareholders of record on the record date will be entitled to one vote per share of our common stock with respect to the proposal to approve the merger agreement or any matter that may properly come before the special meeting and any adjournment of that meeting.

Vote Required (page 9)

Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting will be required to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Our Board’s Recommendation (page 9)

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Opinion of Financial Advisor to Our Board of Directors (page 16)

Signal Hill Capital Group LLC, which we refer to as Signal Hill, delivered its oral opinion to our board of directors on January 17, 2006, which opinion was subsequently confirmed in writing on January 18, 2006, to the effect that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the per share merger consideration of $47.75 in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Signal Hill, dated as of January 18, 2006, which sets forth the assumptions made, matters considered and limitations on and the scope of the review undertaken by Signal Hill in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to our board of directors for its benefit and use in connection with its consideration as to whether the per share merger consideration of $47.75 in cash was fair from a financial point of view to the holders of our common stock. The opinion does not constitute a recommendation to our board of directors or any holder of shares of our common stock as to how to vote in connection with the merger.

Conditions to Completing the Merger (page 34)

Neither we nor Philips are required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement by our shareholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976; and

•	other customary closing conditions specified in the merger agreement.

In addition, Philips is not required to complete the merger if the holders of more than 10% of the outstanding shares of our common stock have perfected and not withdrawn a demand for appraisal rights.

No Solicitation (page 32)

We have agreed that neither we, our subsidiaries nor any of our or our subsidiaries’ employees, investment bankers, attorneys, accountants and other representatives will, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any of the following (which we refer to as an acquisition proposal):

•	a proposal or offer for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us and our subsidiaries, taken as a whole;

•	a proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of us and our subsidiaries; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any non-public information or data relating to any acquisition proposal.

However, under specified circumstances, we may:

•	provide information to a third party making an unsolicited, bona fide, written acquisition proposal providing for the acquisition of more than 50% of our consolidated assets or voting power if our board of directors receives from such person a confidentiality agreement that is at least as protective for our benefit as the confidentiality agreement between us and Philips;

•	engage in discussions or negotiations with a qualified bidder regarding any such acquisition proposal; and

•	approve, adopt, recommend or otherwise declare advisable such an acquisition proposal or propose to approve, adopt, recommend or otherwise declare advisable such an acquisition proposal.

In order to take any such actions, our board must have determined that the failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties, and that the acquisition proposal either is a superior proposal or, in the case of the first two bullet points, is reasonably likely to result in a superior proposal.

We must promptly (within 24 hours) notify Philips of our receipt of an acquisition proposal from a qualified bidder, the material terms and conditions of the acquisition proposal and the identity of the qualified bidder. In addition, we must promptly notify Philips if we have begun to participate in negotiations or substantive discussions with the qualified bidder making the acquisition proposal, and we must promptly advise Philips of any developments affecting the status and terms of the acquisition proposal.

In addition, our board of directors may not:

•	withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the approval or recommendation by our board to vote in favor of the merger agreement; or

•	cause or permit us to enter into a letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal.

However, at any time before our shareholders approve the merger agreement, our board of directors may, in response to a superior proposal that did not result from a breach by us of these provisions, take any such action if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. If our board of directors determines to withhold, withdraw or modify its recommendation, it may do so only on or after the third day after Philips has received written notice from us advising Philips that our board intends to withdraw or modify the recommendation due to a superior proposal.

The merger agreement defines a superior proposal as a third party’s unsolicited, bona fide proposal to acquire all or substantially all of our and our subsidiaries’ equity securities or consolidated total assets, which proposal our board determines in its good faith judgment is reasonably likely to be consummated in accordance with its terms (after taking into account all the terms and conditions of such proposal and the person making the proposal (including any proposal by Philips to amend the terms of the merger agreement), including any closing conditions and the likelihood of such transaction closing), to be more favorable to the holders of our common stock from a financial point of view than the merger.

Termination of the Merger Agreement (page 35)

We and Philips may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement.

Either we or Philips may terminate the merger agreement if:

•	the merger has not been consummated by September 30, 2006, unless the terminating party’s breach of its obligations under the merger agreement proximately contributed to the occurrence of the failure of a condition to the consummation of the merger;

•	a governmental entity has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining or otherwise prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting (or at any adjournment or postponement of the special meeting).

Philips may terminate the merger agreement if:

•	(1) our board of directors withholds, withdraws, qualifies or modifies in a manner adverse to Philips the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the transactions contemplated by the merger agreement, (2) we do not call and hold a special meeting to vote on the merger agreement prior to September 30, 2006, (3) our board of directors fails to reconfirm its recommendation after Philips requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal, or (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation; or

•	we breach any of our representations, warranties, covenants or agreements set forth in the merger agreement (or any such representation or warranty shall become untrue after the date of the merger agreement), such that (1) Philips’ conditions to closing would not to be satisfied and (2) such breach is not curable by us or, if curable, has not been cured within 30 days of written notice of the breach.

We may terminate the merger agreement at any time prior to the effective time of the merger, by action of our board of directors taken at any time either before or after our shareholders have approved and adopted the merger agreement, if:

•	provided, that we are not in material breach of any of the provisions or the merger agreement, our board authorizes us to enter into a definitive agreement to effect a superior proposal, provided further, that before terminating the merger agreement:

•	we have provided Philips with three days prior written notice of our decision to enter into a binding acquisition agreement for a superior proposal, and we provide Philips the most recent version of the agreement relating to the superior proposal,

•	Philips has not within the three day period, made an offer that in our board’s judgment after consultation with its financial advisor is at least as favorable, from a financial point of view, to our shareholders as the superior proposal, and

•	we have paid or pay Philips at the time of termination the termination fee described below; or

•	Philips or the Merger Subsidiary breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement (or any such representation or warranty shall become untrue after the date of the merger agreement), such that (1) our conditions to closing would not to be satisfied and (2) such breach is not curable by Philips or the Merger Subsidiary or, if curable, has not been cured within 30 days of written notice of the breach.

Termination Fee (page 37)

We have agreed to pay Philips a cash termination fee equal to $21 million if the merger agreement is terminated:

•	by Philips or us because (1) the merger has not been consummated by September 30, 2006, or (2) our shareholders do not approve the merger, and an acquisition proposal has been made, proposed, communicated or publicly announced and has not been publicly withdrawn without qualification at least (A) 30 business days prior to any termination pursuant to (1) above or (B) at least 10 business days prior to any termination pursuant to (2) above, and within twelve months of the termination of the merger agreement, we or any of our subsidiaries shall have entered into an alternate acquisition proposal or shall have approved or recommended or not opposed an alternate acquisition proposal;

•	by Philips because (1) we withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Philips, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, (2) we shall have failed to take a vote of shareholders prior to September 30, 2006, (3) if after an acquisition proposal has been made, our board of directors fails to affirm its recommendation and approval of the merger and the merger agreement after Philips requests reconfirmation; (4) a tender offer or exchange offer constituting an acquisition proposal is commenced and our board of directors recommends that shareholders tender their shares or does not recommend against acceptance of the offer by shareholders; or (5) we have breached or failed to perform any of our covenants or agreements set forth in the merger agreement, the breach or failure to perform of which would cause the closing conditions of the merger agreement not to be satisfied, and we have not cured the breach or failure to perform within 30 days following our receipt of written notice of the breach from Philips;

•

by us, because our shareholders do not approve the merger and on or prior to the date of the meeting of shareholders any event giving rise to Philips’ unilateral right to terminate the merger agreement shall have occurred; or

•	by us, if we exercise our right, described above, to terminate the merger agreement and enter into a definitive agreement with another party to effect a superior proposal.

In the event that the termination fee becomes payable and is paid by us, the termination fee shall be Philips’ and the Merger Subsidiary’s sole and exclusive remedy for monetary damages under the merger agreement.

Regulatory Matters (page 25)

Under the provisions of the HSR Act, we and Philips may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Philips each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on January 27, 2006 and, on February 7, 2006, were granted early termination of the waiting period. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result. We and Philips do not believe that any foreign antitrust approvals are required to consummate the merger.

Appraisal Rights (page 38)

We believe that you are not entitled to appraisal rights in connection with the merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of ours or a director, officer, employee or consultant of ours pursuant to a bona fide arrangement with us, Philips or one of Philips’ affiliates. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to appraisal rights, you should do the following:

•	Deliver to us written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	Comply with other procedures as are required by Part 13 of the MBCA

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C.

Federal Income Tax Consequences (page 26)

If the merger is completed, the exchange of common stock by our shareholders for the cash merger consideration will be treated as a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options and Employee Stock Purchase Plan (page 28)

Each outstanding stock option of our company, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $47.75 over the per share exercise price for the option multiplied by (2) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to the completion of the merger.

We have agreed to cancel all outstanding rights to purchase shares under our 2005 Employee Stock Purchase Plan as of the effective time of the merger. Prior to the cancellation of such purchase rights, however, each holder of a purchase right under our 2005 Employee Stock Purchase Plan shall have the right to exercise that purchase right in full, based on the payroll deductions credited to that holder’s account as of a date determined by our board of directors.

Interests of Our Directors and Executive Officers in the Merger (page 21)

In considering the recommendation of our board of directors with respect to the approval of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. Our board of directors was aware of these interests, which are summarized below, and considered them, among other matters, in adopting the merger agreement:

•	our directors and executive officers holding common stock, restricted stock, stock options or stock appreciation rights, which are referred to as SARs, whether vested or unvested, will receive cash payments at the closing of the merger in settlement of such common stock, restricted stock, stock options or SARs in an aggregate amount of approximately $114,518,212;

•	each of Ronald Feinstein, our President and Chief Executive Officer, and Leonard E. Wechsler, the President of Lifeline Systems Canada, Inc., a subsidiary of ours, which we refer to as Lifeline Canada, is entitled to receive severance amounts and benefits under certain circumstances pursuant to his respective employment agreement(s);

•	Mr. Feinstein has entered into an employment agreement with Philips that will become effective upon the closing of the merger; and

•	our other executive officers are entitled to receive severance amounts under certain circumstances pursuant to change of control agreements with us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our shareholders approve the merger agreement with Philips;

•	failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q.

See “Where You Can Find More Information” on page 42. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Lifeline Systems will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on Tuesday, March 21, 2006, at 11:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger dated as of January 18, 2006, among Lifeline Systems, Philips and the Merger Subsidiary, an indirect wholly owned subsidiary of Philips, a copy of which is attached as Annex A to this proxy statement;

•	to approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of our common stock as of the close of business on February 17, 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 14,234,190 shares of our common stock outstanding held by approximately 464 shareholders of record.

Quorum

A quorum of our shareholders is necessary to have a valid meeting of shareholders. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting. Both abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking the approval of the merger agreement by the affirmative vote of holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy or to vote in person will have the same effect as a vote against approval of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes against approval of the merger agreement.

Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications Inc., our proxy solicitor, at (888) 219-8320.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the corporate Secretary of Lifeline Systems at 111 Lawrence Street, Framingham, Massachusetts 01702, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $16,500 plus expenses relating to the solicitation.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment or postponement proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our common stock would have no effect on the approval of the adjournment proposal.

Our board recommends that you vote “FOR” the adjournment or postponement proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment or postponement proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

In approximately the second quarter of 2004, Jay Mazelsky, Vice President and General Manager New Ventures Group, Philips Medical Systems met with Mr. Feinstein, our President and Chief Executive Officer, to discuss the possibility of working together on new business development projects. Over the next year, Mr. Mazelsky and his colleagues from Philips Medical Systems met with members of our management committee to consider new products and services.

In July 2005, Ivo Lurvink, Chief Executive Officer and Executive Vice President of Philips Consumer Health and Wellness, Maarten Barmentlo, Chief Technology Officer of Philips Consumer Health and Wellness and various members of our management committee met to give Mr. Lurvink an introduction to us and to give him an overview of our business model and tour of the Framingham facilities.

On November 10, 2005, Mr. Lurvink, Mr. Barmentlo, Arnaud Bernaert, Chief Financial Officer of Philips Consumer Health and Wellness, Paul Bromberg, Vice President Business Development Consumer Health and Wellness and Brian Packard, Business Director at Philips Medical Systems, met with Mr. Feinstein and other members of our team to continue the previous strategy sessions.

On or about November 22, 2005, Mr. Feinstein received a telephone call from James Nolan, Senior Vice President Mergers & Acquisitions, Philips International. Mr. Nolan indicated that Philips was interested in beginning discussions to acquire Lifeline Systems. Mr. Nolan had noted that Philips had the support of its board of management to approach Lifeline Systems. He explained to Mr. Feinstein the mission of the new Consumer Health and Wellness division and how we would be its first material acquisition. Mr. Nolan gave Mr. Feinstein an overview of the Philips due diligence process, which included contacts from Sullivan & Cromwell LLP, Philips’ legal counsel, bankers from Morgan Stanley and various employees of Philips’ mergers and acquisitions group along with Messrs. Lurvink, Barmentlo, Bromberg and Bernaert.

On December 1, 2005, Mr. Nolan met with Mr. Feinstein at our headquarters in Framingham and outlined Philips’ strategy for the Consumer Health and Wellness division, the due diligence process and how Philips would value Lifeline Systems. Mr. Feinstein asked Mr. Nolan to document their discussion in a letter that he could bring to the upcoming, regularly scheduled December 7, 2005 meeting of our board of directors.

On December 7, 2005, just prior to the beginning of the meeting of our board of directors on that date, Mr. Feinstein received from Mr. Nolan via fax a proposed non-binding indication of interest to acquire Lifeline Systems. That letter indicated a proposed valuation of Lifeline Systems of between $45.00 and $50.00 per share of our common stock. Mr. Feinstein distributed the letter to the board of directors who, after lengthy discussions related to deal structure, valuation and process, agreed to begin a due diligence process with Philips and asked Mr. Feinstein to interview investment bankers to assist us with the potential transaction. At that board meeting, Jeff Stein, our corporate Secretary and a partner at Wilmer Cutler Pickering Hale and Dorr LLP, our legal counsel, advised the board of directors as to their fiduciary duties in considering the proposed transaction. The board also established an acquisitions committee, comprising Mr. Feinstein, L. Dennis Shapiro, Chairman of the Board, and Joseph Kasputys, for purposes of considering and negotiating the offer by Philips and making recommendations to the board in connection with the offer.

On December 8, 2005, Mr. Feinstein advised Mr. Nolan by telephone that the board of directors had agreed to enter into a review process and that we were in the process of selecting an investment banker.

On December 11, 2005, we gave Philips access to a virtual data site on which we assembled due diligence materials requested by Philips.

On or about December 14, 2005, Messrs. Feinstein, Lurvink and Bromberg had discussions related to business strategy and synergies of the combined companies. In addition, they visited three of our customers.

On December 15, 2005, our board of directors agreed to engage Signal Hill as its investment banker to advise the board and to render a fairness opinion in the potential transaction. In addition, a strategy meeting was held at the offices of Wilmer Cutler Pickering Hale and Dorr among our management committee and the Philips team, which included Messrs. Lurvink, Bromberg, Bernaert and Mazelsky and other senior members of Philips’ Consumer Health and Wellness and Medical Systems divisions and a member of Philips’ mergers and acquisitions team. Representatives from Signal Hill and Morgan Stanley also attended.

On December 16, 2005 members of the Philips team met with our management committee to further investigate the synergies between the combined companies.

On December 20, 2005, we executed an engagement letter with Signal Hill.

On December 22, 2005, Mr. Nolan delivered to Mr. Feinstein an outline of the proposed deal timeline and began negotiations on price. Also on December 22, 2005, our board of directors met by telephonic conference call for purposes of hearing a preliminary valuation analysis by representatives of Signal Hill.

On December 23, 2005, Sullivan & Cromwell delivered to Wilmer Cutler Pickering Hale and Dorr a first draft of the merger agreement.

On January 3, 2006, Mr. Feinstein spoke to Mr. Nolan regarding our board’s intent to be at the higher end of the pricing range in order to consummate a deal. Also on January 3, 2006, Wilmer Cutler Pickering Hale and Dorr sent its comments on the merger agreement to Sullivan & Cromwell objecting to certain terms of the proposed merger. On January 6, 2006, Sullivan & Cromwell sent a revised draft of the merger agreement to Wilmer Cutler Pickering Hale and Dorr, accepting certain of our comments and not accepting others.

On January 11 and 12, 2006, Mr. Nolan and Mr. Feinstein met at our headquarters and reviewed the preliminary results of Philips’ due diligence, valuation models and pricing. They also discussed long term employment agreements for our management committee. Mr. Feinstein engaged Foley Hoag LLP to represent him in the negotiations of his employment agreement. On January 12, 2006, Sullivan & Cromwell delivered to Wilmer Cutler Pickering Hale and Dorr a revised draft of the merger agreement.

Between January 12, 2006 and January 16, 2006, representatives of Philips and Lifeline Systems continued to negotiate the significant terms of the draft proposed merger agreement, including the covenants applicable to the period between the execution of the merger agreement and the termination provisions of the merger agreement. On January 15, 2006, Mr. Feinstein discussed his employee agreement with Sullivan & Cromwell.

On January 16, 2006, Mr. Feinstein spoke to Hans Mijans, Senior Vice President Human Resources of Philips Domestic Appliances and Personal Care (of which the Consumer Health and Wellness division is a part) and Mr. Lurvink on key Lifeline Systems employment agreements. Also on January 16, 2006, Philips delivered to us an offer letter setting forth a price of $47.00 per share and specifying certain other terms and conditions to the offer. Philips also included a revised version of the merger agreement reflecting these terms and conditions.

At 8:00 a.m. on January 17, 2006, our board of directors met at the offices of Wilmer Cutler Pickering Hale and Dorr to discuss the current offer. Also at this meeting, a representative of Wilmer Cutler Pickering Hale and Dorr further discussed the fiduciary duties of the board of directors in considering the proposed transaction. The board discussed the terms of the proposed combination and other matters, including the possibility of continuing to operate us as a standalone entity. Also at this meeting, Signal Hill reviewed with the board its financial analysis of the merger consideration. Based on that analysis and discussion, our board instructed Mr. Feinstein to continue to negotiate for a higher price and for more favorable terms in the proposed merger transaction, including the conditions to the closing of the merger.

Following the 8:00 a.m. meeting of the board of directors on January 17, 2006, Mr. Feinstein and representatives of Signal Hill engaged in further discussions with Philips and its financial advisors concerning the price and the merger agreement.

At 5:00 p.m. on January 17, 2006, our board reconvened by conference telephone. Mr. Feinstein informed the board that Philips had proposed a price of $47.75 per share, subject to Philips reaching an agreement with Mr. Feinstein on the terms of his employment agreement. In addition, Mr. Feinstein reviewed the other terms of the merger agreement. Also at this meeting, Signal Hill, subject to the foregoing, rendered to our board an oral opinion to the effect that, as of such date and based on and subject to the matters described in its opinion, the merger consideration was fair from a financial point of view to the holders of our common stock. Subject to the removal from the merger agreement of any closing condition relating to the execution by Mr. Feinstein of an employment agreement, the board voted unanimously to authorize the merger and recommend that our shareholders vote for the approval of the merger agreement.

Throughout the evening on January 17, 2006 and through the day on January 18, 2006, Mr. Feinstein and his personal attorney negotiated with Philips the terms of an acceptable employment agreement that would be sufficient to enable Philips to drop the requirement of any closing condition in the merger agreement tied to Mr. Feinstein’s continued employment. Mr. Feinstein and Philips finalized his employment agreement late in the afternoon of January 18, 2006.

At 4:00 p.m. on January 18, 2006, our board of directors and representatives of Wilmer Cutler Pickering Hale and Dorr and Signal Hill met by conference telephone call. Mr. Feinstein reported that no further issues remained under the merger agreement. Also, Signal Hill delivered its written opinion as to the fairness of the merger from a financial point of view to the holders of our common stock. Thereafter, the board voted unanimously to ratify its vote of January 17, 2006 authorizing the merger and recommending that our shareholders vote for the approval of the merger agreement.

Following our board meeting, on the evening of January 18, 2006, Lifeline Systems and Philips signed the merger agreement. Before the opening of trading on The Amsterdam Stock Exchange, The Nasdaq National Market, the New York Stock Exchange and Euronext on January 19, 2006, Philips and Lifeline Systems each issued press releases announcing the proposed merger.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our shareholders vote “FOR” the adoption of the merger agreement, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including, but not limited to, the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the $47.75 per share, without interest, to be paid as the consideration in the merger represents a 21% premium over $39.49, the closing price of our common stock on January 18, 2006, the trading day prior to the announcement of the merger, and a 28% premium over $37.44, the average of the closing price of our common stock for the 30 days prior to announcement of the merger;

•	the financial presentation of Signal Hill that was delivered orally on January 17, 2006 and its written opinion, which is attached as Annex B to this proxy statement, that, as of January 18, 2006 and subject to the qualifications, assumptions, limitations and other matters set forth in its opinion, the consideration to be received by the holders of our common stock in the merger was fair from a financial point of view to those holders;

•

current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $47.75 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

•	that Philips’ obligation to consummate the merger is not subject to any financing contingencies;

•	our board’s view of Philips’ ability to fund the consideration payable in the merger;

•	the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and Philips and its counsel, on the other hand;

•	the terms and conditions of the merger agreement, including the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to Philips of a termination fee of $21 million, to terminate the merger agreement to accept a superior proposal; and

•	the likelihood that the merger will be consummated in light of the limited conditions to Philips’ obligation to complete the merger, Philips’ financial capability and the absence of any financing condition to Philips’ obligation to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger may not be completed, even if our shareholders approve the merger agreement;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•	the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay a $21 million termination fee to Philips under certain circumstances;

•	the fact that the termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire us;

•	that following the merger, we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in our growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $47.75 per share;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other shareholders, as described below under the caption “—Interests of Our Directors and Executive Officers in the Merger”; and

•	that gains from the merger would be taxable to our shareholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After carefully evaluating these factors and consulting with its legal counsel and financial advisor, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated thereby. Our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement.

Opinion of Financial Advisor to Our Board of Directors

Signal Hill, the financial advisor to our board of directors, delivered its oral opinion to our board of directors on January 17, 2006, which opinion was subsequently confirmed in writing on January 18, 2006, to the effect that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the per share merger consideration of $47.75 in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Signal Hill, dated as of January 18, 2006, which sets forth the assumptions made, matters considered and limitations on and the scope of the review undertaken by Signal Hill in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to our board of directors for its benefit and use in connection with its consideration as to whether the per share merger consideration of $47.75 in cash was fair from a financial point of view to the holders of our common stock. The opinion does not constitute a recommendation to our board of directors or any holder of shares of our common stock as to how to vote in connection with the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Signal Hill, among other things:

•	reviewed certain publicly available financial and other information concerning Lifeline Systems and Philips;

•	reviewed certain internal analyses and other information furnished to Signal Hill by Lifeline Systems;

•	reviewed the reported prices and trading activity for our common stock;

•	compared certain of our financial and stock market information with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which Signal Hill deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as Signal Hill considered appropriate.

Signal Hill relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. With respect to the financial forecasts and projections made available to it, Signal Hill assumed that such financial forecasts and projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lifeline Systems. Signal Hill expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Signal Hill did not conduct a physical inspection of any of the properties or assets of Lifeline Systems, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Lifeline Systems. Signal Hill’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

The following is a summary of the material financial analyses delivered by Signal Hill to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Signal Hill, nor does the order of analyses described represent relative importance or weight given to those analyses by Signal Hill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Signal Hill’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 18, 2006, and is not necessarily indicative of current market conditions.

Premium Analysis. Signal Hill compared the per share merger consideration of $47.75 in cash to the closing price of our common stock on December 7, 2005 and January 18, 2006. In addition, Signal Hill compared the per share merger consideration to the 30-day average and the 52-week high closing price of our common stock as of January 18, 2006. The results of this analysis are set forth below:

Per Share Merger Consideration	$47.75
Premium to Closing Price (December 7, 2005)	32%
Premium to 52-week high	19%
Premium to 30-day average	28%
Premium to Closing Price (January 18, 2006)	21%

Selected Companies Analysis. Signal Hill reviewed and compared certain of our financial information to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the (i) home healthcare, (ii) retirement communities and assisted living and (iii) home security and monitoring industries:

Selected Home Healthcare Companies

•	Amedisys, Inc.

•	American Healthways, Inc.

•	Apria Healthcare Group Inc.

•	Cerner Corporation

•	Lincare Holdings Inc.

•	Matria Healthcare, Inc.

•	Option Care, Inc.

•	PolyMedica Corporation

•	The Providence Service Corporation

•	Sykes Enterprises, Incorporated

Selected Retirement Communities and Assisted Living Companies

•	American Retirement Corporation

•	Beverly Enterprises, Inc.

•	Capital Senior Living Corporation

•	Emeritus Corporation

•	Genesis HealthCare Corporation

•	Manor Care, Inc.

•	Sunrise Senior Living, Inc.

Selected Home Security and Monitoring Companies

•	The Brink’s Company

•	General Electric Company

•	Honeywell International Inc.

•	Protection One Inc.

•	Tyco International Ltd.

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with business models that, for purposes of analysis, may be considered similar to certain of our operations.

Signal Hill also calculated and compared various financial multiples and ratios for the selected companies based on information it obtained from SEC filings, FACTSET and published analyst estimates. The multiples and ratios for each of the selected companies were calculated by using the closing stock prices as of January 18, 2006. The multiples and ratios of Lifeline Systems were calculated using the closing price of our common stock as of January 18, 2006 and were based on financial forecasts provided by our management. With respect to the selected companies, Signal Hill calculated:

•	the enterprise value, which is the fully diluted equity value plus the total indebtedness less cash, as a multiple of estimated revenue, EBITDA (earnings before interest, taxes depreciation and amortization) and EBIT (earnings before interest and taxes) for the last twelve months and the 2005 and 2006 calendar years;

•	the closing stock price as a multiple of estimated EPS (earnings per share) for the last twelve months and the 2005 and 2006 calendar years, referred to as the P/E multiples;

•	the closing stock price as a multiple of book value, referred to as the P/BV multiple; and

•	the estimated forecasted 5-Year EPS compound annual growth rate (CAGR), expressed as a percentage.

The results of these analyses are summarized as follows:

	Lifeline Systems		Selected Home Healthcare Companies				Selected Retirement Communities and Assisted Living Companies				Selected Home Security and Monitoring Companies
			Range		Median		Range		Median		Range		Median
Enterprise Value as a Multiple of:
LTM Revenue	3.8	x	0.9x-4.9	x	2.2	x	0.6x-5.5	x	1.2	x	0.6x-3.9	x	1.6	x
2005E Revenue	3.7	x	0.9x-4.7	x	2.0	x	0.6x-5.1	x	1.1	x	0.6x-3.9	x	1.4	x
2006E Revenue	3.2	x	0.8x-3.6	x	1.6	x	0.6x-4.0	x	1.0	x	0.5x-3.7	x	1.3	x

Enterprise Value as a Multiple of:
LTM EBITDA	15.8	x	5.5x-21.1	x	11.0	x	6.5x-23.1	x	16.1	x	6.0x-13.4	x	8.9	x
2005E EBITDA	15.2	x	5.9x-20.9	x	11.3	x	6.6x-22.2	x	12.5	x	7.6x-13.2	x	8.9	x
2006E EBITDA	13.1	x	5.6x-15.6	x	9.7	x	6.7x-18.0	x	11.2	x	7.0x-12.3	x	9.7	x

Enterprise Value as a Multiple of:
LTM EBIT	25.2	x	10.2x-30.2	x	16.4	x	10.5x-38.9	x	14.3	x	10.9x-26.8	x	16.1	x
2005E EBIT	24.3	x	11.3x-26.8	x	14.7	x	9.7x-46.4	x	32.8	x	10.3x-16.4	x	12.9	x
2006E EBIT	19.8	x	9.9x-21.4	x	12.5	x	9.9x-31.5	x	26.4	x	9.4x-15.4	x	11.6	x
LTM P/E Multiple	40.8	x	13.7x-49.8	x	22.6	x	12.4x-153.0	x	19.0	x	18.0x-28.5	x	21.4	x
2005E P/E Multiple	39.5	x	14.3x-44.4	x	25.8	x	12.4x-57.6	x	20.1	x	13.5x-24.5	x	18.3	x
2006E P/E Multiple	33.5	x	13.3x-35.7	x	21.5	x	7.9x-40.6	x	17.4	x	11.9x-20.0	x	16.1	x
P/BV Multiple	5.2	x	2.5x-7.6	x	3.9	x	-2.9x-7.4	x	2.7	x	1.7x-34.1	x	3.3	x
5-Year Projected EPS CAGR	18.5%		14.4%-27.5%		19.9%		15.0%-24.9%		15.1%		10.5%-13.1%		11.1%

Selected Historical Transactions Analysis. Signal Hill analyzed certain information relating to the following selected transactions in the (i) home healthcare, (ii) retirement communities and assisted living and (iii) home security and monitoring industries since July 1997:

Target	Acquiror	Date Announced
IDX Systems	General Electric	Sept. 29, 2005
Stentor Inc.	Philips	July 6, 2005
Housecall Medical Resources	Amedisys	July 1, 2005
Tunstall Group	Bridgepoint	June 14, 2005
CTI Molecular Imaging	Siemens	March 18, 2005
Attendo Group	Bridgepoint	Feb. 7, 2005
Mariner Health Care	National Senior Care	June 29, 2004
Amersham plc	General Electric	October 10, 2003
StatusOne Health Systems	American Healthways	Sept. 8, 2003
Instrumentarium	General Electric	Dec. 18, 2002
Marconi Medical	Philips	July 4, 2001
Agilent Technologies	Philips	Nov. 17, 2000
ADAC Laboratories	Philips	Nov. 13, 2000
Acuson Corporation	Siemens	Sept. 27, 2000
SHPS	Welsh, Carson, Anderson	June 13, 2000
MedQuist	Philips	May 22, 2000
AlarmGuard Holdings	ADT Security Services (Tyco)	Jan. 11, 1999
Protection One France	Protection One	August 6, 1998
Holmes Protection Group	ADT Security Services (Tyco)	Dec. 28, 1997
ADT, Ltd. (reverse merger)	Tyco International	March 17, 1997

For purposes of this analysis, the enterprise values and equity values for each target were calculated by multiplying the announced per share transaction price by the number of that company’s fully diluted outstanding shares at the announced per share transaction price as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction and, in the case of enterprise value, adding to that result the company’s net debt as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction. The results of Signal Hill’s calculations and comparisons are summarized as follows:

	Lifeline Systems		Range		Mean*		Median
Enterprise Value as a Multiple of:
Revenue for the last twelve months	3.8	x	0.6x-5.1	x	2.3	x	2.0	x
EBITDA for the last twelve months**	15.8	x	7.1x-33.3	x	16.9	x	15.8	x
EBIT for the last twelve months	25.2	x	7.1x-33.3	x	22.8	x	23.9	x
Equity Value as a Multiple of:
Net income for the last twelve months	40.8	x	28.1x-84.7	x	45.2	x	44.2	x
Book value	5.2	x	1.8x-38.9	x	7.5	x	3.6	x

*	Adjusted to exclude data from Stentor Inc. acquisition.
**	EBIT figures provided when EBITDA figures are unavailable.

In addition, Signal Hill calculated premiums for these companies based on the per share merger consideration compared the per share merger consideration price. The following table sets forth information concerning the stock price premiums in the selected transactions with a value of between $500 million and $1 billion in which the consideration consisted solely of cash:

	Lifeline	Median	Mean
Premium over Target Stock Price Prior to Announcement
1 Day Prior	21%	20%	22%
5 Day Average	24%	17%	22%
30 Day Average	28%	26%	30%

Discounted Cash Flow Analysis. Signal Hill calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Lifeline Systems could generate for fiscal years 2006 through 2010 based on internal estimates of our management. Signal Hill calculated ranges of estimated terminal values for Lifeline Systems based on extrapolations, as agreed with our management, of the internal estimates of management of EBITDA for fiscal year 2010, and then multiplying such 2010 estimated EBITDA by selected multiples ranging from 10.0x to 12.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 10.0% to 12.0%. The results of the discounted cash flow analysis may vary based upon, among other factors, the discount rates and the terminal values used in the analysis by a particular investment bank. The various ranges for discount rates and terminal EBITDA multiples were chosen to reflect theoretical analyses of cost of capital solely for the purpose of the discounted cash flow analysis. This analysis yielded the following implied per share equity reference range for Lifeline Systems, as compared to the merger consideration:

Implied Per Share Range	Per Share Merger Consideration
$39.15 – $49.17	$47.75

Summary of Analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Signal Hill’s opinion. In arriving at its fairness determination, Signal Hill considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Signal Hill made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Lifeline Systems or Philips or the contemplated merger.

Signal Hill prepared these analyses for purposes of Signal Hill providing its opinion to our board of directors as to the fairness from a financial point of view of the $47.75 per share of our common stock in cash to be received by the holders of such shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Lifeline Systems, Philips, Signal Hill or any other person assumes responsibility if future results are materially different from those forecasts. Signal Hill’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on and the information made available to it as of January 18, 2006.

The merger consideration was determined through arms length negotiations between Lifeline Systems and Philips and was approved by our board of directors. Signal Hill provided advice to Lifeline Systems during these negotiations. Signal Hill did not, however, recommend any specific amount of consideration to Lifeline Systems or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above under “The Merger—Reasons for the Merger and Recommendation of the Board of Directors,” Signal Hill’s opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Signal Hill in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Signal Hill attached as Annex B to this proxy statement.

Under the terms of our engagement letter with Signal Hill, we paid Signal Hill a fee of $400,000 upon the rendering of its opinion. Payment of this opinion fee was not contingent on the closing of the merger. Whether or not the merger closes, we have also agreed to reimburse Signal Hill for its reasonable out-of-pocket expenses, not to exceed $50,000 without our prior consent, and to indemnify Signal Hill against liability that may arise out of services performed by Signal Hill in connection with the merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arms length between us and Signal Hill and our board of directors was aware of this fee arrangement at the time of its adoption and approval of the merger agreement and approval of the merger.

Delisting and Deregistration of our Common Stock

If the merger is completed, our common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the merger and to recommend that our shareholders vote in favor of approving the merger agreement.

Stock Holdings, Restricted Stock, Stock Options and Stock Appreciation Rights

The merger agreement provides that, in general, all restricted stock of our company, whether or not vested, including restricted stock held by our President and Chief Executive Officer, will become vested in full immediately prior to the completion of the merger. Upon consummation of the merger, each share of restricted stock will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to $47.75.

In addition, the merger agreement provides that, in general, each outstanding stock option and SAR of our company, whether or not exercisable, including options and SARs held by our directors and executive officers, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option and SAR will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $47.75 over the per share exercise price of the option or SAR multiplied by (2) the number of shares of our common stock that the option holder could have purchased or were underlying the SAR (assuming full vesting) upon full exercise of that option or SAR immediately prior to completion of the merger. All options and SARs held by our directors and executive officers will be cancelled in consideration for such cash payment.

	Common Stock Held as of February 15, 2006		Options/SARs Held as of February 15, 2006		Total Consideration
Name	Shares	Consideration	Shares	Consideration
L. Dennis Shapiro	1,184,288	$56,549,752	68,000	$2,046,610	$58,596,362
Ronald Feinstein	164,035	$7,832,671	400,420	$14,937,128	$22,769,799
Joseph E. Kasputys	63,300	$3,022,575	78,000	$2,425,735	$5,448,310
Richard M. Reich	25,447	$1,215,094	115,322	$3,931,282	$5,146,376
Gordon C. Vineyard, M.D.	17,602	$840,496	78,000	$2,425,735	$3,266,231
Everett N. Baldwin	52,001	$2,483,048	19,999	$336,078	$2,819,126
Edward M. Bolesky	4,503	$215,018	81,500	$2,543,543	$2,758,561
Ellen Berezin	1,995	$95,261	78,500	$2,577,895	$2,673,156
Donald G. Strange	6,756	$322,599	73,062	$2,291,389	$2,613,988
Carolyn C. Roberts	1,000	$47,750	78,000	$2,425,735	$2,473,485
Leonard E. Wechsler	3,760	$179,540	57,500	$1,748,060	$1,927,600
Mark G. Beucler	2,437	$116,367	58,800	$1,749,158	$1,865,525
S. Ward Casscells, III, M.D.	0	$0	46,400	$1,198,780	$1,198,780
Ellen Feingold	150	$7,163	40,000	$957,580	$964,743

2005 Employee Stock Purchase Plan

Messrs. Bolesky, Feinstein, Strange and Wechsler also participate in our 2005 Employee Stock Purchase Plan. We have agreed to cancel all outstanding rights to purchase shares under our 2005 Employee Stock Purchase Plan as of the effective time of the merger. Prior to the cancellation of such purchase rights, however, each holder of a purchase right under our 2005 Employee Stock Purchase Plan will have the right to exercise that purchase right in full, based on the payroll deductions credited to that holder’s account as of a date determined by our board of directors.

Executive Employment Agreements

Feinstein Employment Agreement with Philips Electronics North America Corporation

In connection with the execution of the merger agreement, on January 18, 2006, Philips Electronics North America Corporation, a wholly owned subsidiary of Philips, which we refer to as PENAC, entered into an employment agreement with Mr. Feinstein which will become effective on the effective date of the merger, which we refer to as the start date. Pursuant to the employment agreement, Mr. Feinstein will serve as our Chief Executive Officer and as Executive Vice President of Philips Domestic Appliances and Personal Care for a term of five years beginning on the start date. Mr. Feinstein has agreed to remain with us through the consummation of the merger, at which time the employment agreement we previously entered into with Mr. Feinstein, which is described below, will terminate and be superceded by this employment agreement with PENAC.

Pursuant to the employment agreement, PENAC will pay Mr. Feinstein an annual base salary of at least $430,000. The employment agreement also provides for Mr. Feinstein to receive (i) an annual cash bonus determined in accordance with PENAC’s bonus policies, with a target bonus payment of at least 60% of Mr. Feinstein’s base salary, which we refer to as the target bonus, (ii) a cash performance bonus for each of the 2006 and 2007 fiscal years based on our achievement of certain target levels of earnings before interest and taxes and certain retention goals, with a target bonus payment of $400,000 per year, which we refer to as the cash performance bonus, and (iii) a cash retention bonus of $600,000 if Mr. Feinstein remains employed by PENAC through the third anniversary of the start date, which we refer to as the cash retention bonus. In addition, Mr. Feinstein will be awarded 18,000 shares of restricted stock of Philips, which will vest in three equal installments on the first, second and third anniversaries of the date of grant, and a stock option to purchase 54,000 shares of common stock of Philips, which will vest on the third anniversary of the date of grant.

If Mr. Feinstein’s employment is terminated without “cause” (as defined in the new employment agreement) during the term of the employment agreement, he will receive the following benefits: (i) his base salary for the remainder of the term of the employment agreement, or six months if greater, (ii) a prorated target bonus based on the portion of the year worked during the fiscal year in which termination occurs, (iii) if termination occurs prior to the end of PENAC’s 2006 fiscal year, $800,000 in respect of the 2006 and 2007 cash performance bonus, (iv) if termination occurs prior to the end of PENAC’s 2007 fiscal year, $400,000 in respect of the 2007 cash performance bonus, (v) the unpaid amount of the cash retention bonus, (vi) if termination occurs prior to the third anniversary of the start date, $150,000, and (vii) reimbursement for COBRA premiums for up to eighteen months. Mr. Feinstein has agreed not to compete with PENAC in the field of consumer health and wellness or to solicit any of PENAC’s employees or clients during the 24-month period following the termination of his employment.

Feinstein Employment Agreement with Lifeline Systems

On May 1, 2003, we entered into an employment agreement with Mr. Feinstein for the position of our President and Chief Executive Officer, which was amended on January 6, 2006. The term of the agreement ends on May 1, 2011, with annual extensions thereafter; however, this agreement will be superceded on the effective date of the merger by the agreement described above. Pursuant to the amendment to the agreement, on March 1, 2006, Mr. Feinstein’s annual base salary will increase from $380,000 to $410,000, subject to annual review. In addition, Mr. Feinstein is eligible to receive a bonus equal to 60% of his base salary if we achieve the annual profit performance plan goals adopted by our board of directors. If we fail to meet or exceed such goals,

Mr. Feinstein is eligible to receive a bonus of less than or greater than 60% of his base salary, respectively. In connection with entering into the employment agreement, in 2003, we granted Mr. Feinstein 72,000 shares of restricted stock and a non-statutory stock option to purchase 90,000 shares of our common stock. Both the restricted stock and the stock options are subject to vesting at the rate of one-third of such shares on the third anniversary of the date of grant, one-third on the fourth anniversary of the date of grant and one-third on the fifth anniversary of the date of grant. In addition, in connection with entering into the amendment to the employment agreement, we granted Mr. Feinstein an additional 60,000 shares of restricted stock, which will vest at the rate of one-third of such shares on each of May 1, 2009, May 1, 2010 and May 1, 2011.

Under the terms of the employment agreement, upon a change of control of us, Mr. Feinstein’s unvested stock options would vest in full. Unvested restricted stock held by Mr. Feinstein would vest upon a change of control only if the change of control share price is greater than the share price of the restricted stock at the time it was granted to Mr. Feinstein. In the event that Mr. Feinstein is terminated without cause, Mr. Feinstein would be entitled to two years’ base salary, based on his salary in effect as of the date of termination, plus two years’ annual cash bonus, based on the average of the two prior years. Mr. Feinstein would also receive benefits, such as medical and dental insurance, for a twenty-four month period following the date of termination. In the event of termination without cause, all of Mr. Feinstein’s then unvested stock options would vest, but only those shares of restricted stock that would vest within the twelve-month period following the date of termination would become vested.

Wechsler Employment Agreement with Lifeline Systems

Pursuant to the terms of an employment agreement, effective as of January 1, 2000, between Leonard E. Wechsler and Lifeline Canada, Mr. Wechsler became President of Lifeline Canada. Pursuant to the terms of Mr. Wechsler’s employment agreement, Mr. Wechsler is eligible to receive an annual performance bonus in accordance with the terms set forth in his employment agreement. In addition, Mr. Wechsler is eligible to receive an annual cash bonus based on his achievement of objectives set by our Chief Executive Officer and Mr. Wechsler at the beginning of the year. Mr. Wechsler is also eligible to receive a long-term performance bonus based on three-year revenue and income goals covering the term of the agreement. Mr. Wechsler’s employment agreement was amended on January 1, 2003. Mr. Wechsler’s agreement contains change of control provisions that provide for a lump sum payment to him if, within two years of a change of control of Lifeline Canada, Mr. Wechsler’s employment is terminated without cause by Lifeline Canada or its successor or Mr. Wechsler terminates his employment for certain reasons. These change of control provisions survive the expiration of the agreement so long as Mr. Wechsler is employed by Lifeline Canada.

Change of Control Agreements

Each of our executive officers, other than Messrs. Feinstein and Wechsler, has entered into an agreement with Lifeline Systems that provides that, if within 12 months of a change of control of Lifeline Systems, such officer’s employment is terminated without cause or the officer terminates his or her employment with Lifeline Systems due to a significant change in responsibilities or condition of employment, then such officer would be entitled to receive a payment equal to one year’s base salary then being paid to him or her.

Indemnification of Officers and Directors

The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions under “The Merger Agreement—Indemnification and Insurance.”

Benefit Arrangements with Philips

Philips has agreed that for a period of one year following the effective time of the merger, it will provide each of our continuing employees with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are no less favorable in the aggregate than the ones that we currently provide our employees. Philips will also give continuing employees full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting under Philips’ plans (but not for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in the duplication of benefits) to the extent such service was credited under a comparable plan of ours.

Rights Agreement Amendment

In connection with the approval, execution and delivery of the merger agreement, our board of directors approved an amendment to our Rights Agreement with Registrar and Transfer Company dated November 19, 2004, which we refer to as our rights agreement. The amendment, which we intend to execute prior to the effective time, will amend certain sections and definitions of the rights agreement thereby rendering the rights agreement inapplicable to the acquisition by Philips or its affiliates of shares of our common stock in connection with the merger.

Specifically, the amendment provides that neither Philips, the Merger Subsidiary nor any of their affiliates will be deemed to be an “Acquiring Person” under the rights agreement and therefore the separation or exercise of the rights or any adverse event under the rights agreement are not triggered, in any case solely by virtue of the execution and delivery of the merger agreement or the completion of the merger or any other transactions contemplated by the merger agreement. The amendment also amends the definition of “Final Expiration Date” in the rights agreement so that the rights agreement terminates and the rights cease to be exercisable immediately prior to the completion of the merger.

No Financing Condition

The merger is not conditioned on Philips’ ability to obtain financing.

Litigation Related to the Merger

We have been served with a purported class action lawsuit related to the merger filed against us, our board of directors and the Merger Subsidiary in Massachusetts Superior Court, Middlesex County. The lawsuit, Freeport Partners LLC, et al. v. Lifeline Systems, Inc., et al., Case No. 06-0609, was filed on February 17, 2006 and challenges the price of, and the process leading to, our proposed merger with Philips and the Merger Subsidiary. In particular, among other claims, the complaint alleges that the defendants breached their fiduciary and other common law duties in authorizing the proposed merger, including allegations that the price to be paid to our shareholders in the merger is inadequate, that the defendants did not inform themselves about other potential offers or consider other potential purchasers of Lifeline Systems before authorizing the proposed merger with Philips, that the $21 million termination fee is excessive and may wrongfully dissuade potential bidders for Lifeline Systems from coming forward and making an offer, and that the preliminary proxy statement concerning the merger omitted material information. The complaint seeks to enjoin the consummation of the proposed merger with Philips, as well as compensatory damages, among other relief. The defendants’ response to the complaint is due on March 13, 2006. We believe this lawsuit is without merit and plan to defend it vigorously. Additional lawsuits pertaining to the merger could be filed in the future.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Philips each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on January 27, 2006 and, on February 7, 2006, were granted early termination of the waiting period. We and Philips do not believe that any foreign antitrust approvals are required to consummate the merger.

It is possible that the Department of Justice or the Federal Trade Commission may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement—Conditions to the Merger.”

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material United States federal income tax consequences to our shareholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change or differing interpretations, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation or another person subject to United States income taxation on its worldwide income). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder of ours in light of the shareholder’s personal investment circumstances, or those shareholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, qualified or nonqualified retirement plans, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our shareholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, shareholders who are subject to the alternative minimum tax provisions, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a shareholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of shareholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss (subject to United States federal income tax rates applicable to ordinary income) if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the United States federal income tax backup withholding rules, unless an exemption applies, the paying agent generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain shareholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that, at the effective time of the merger, the Merger Subsidiary will merge with and into us. Upon completion of the merger, the Merger Subsidiary will cease to exist, and we will continue as the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, which time is referred to as the effective time. We and the Merger Subsidiary have agreed to file the articles of merger as soon as practicable following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Articles of Organization, Bylaws and Directors and Officers of Lifeline Systems as the Surviving Corporation

When the merger is completed:

•	the articles of organization of the surviving corporation shall be the articles of organization of Lifeline Systems in effect immediately prior to the effective time;

•	the bylaws of the surviving corporation shall be the bylaws of the Merger Subsidiary in effect immediately prior to the effective time;

•	the directors of the Merger Subsidiary immediately prior to the effective time will become the directors of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and

•	our officers immediately prior to the effective time will become the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Conversion of Common Stock

At the effective time, by virtue of the merger, each share of our common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $47.75 in cash, without interest, referred to as the merger consideration, except for:

•	shares of our common stock held by us or any of our subsidiaries and shares of our common stock held by Philips or any of its subsidiaries immediately prior to the effective time (all of which will be canceled without any payment therefor); and

•	shares held by shareholders seeking appraisal rights in accordance with the MBCA.

At the effective time, each share of common stock of the Merger Subsidiary outstanding immediately before the effective time will be converted into and exchanged for one fully paid and non-assessable share of common stock of the surviving corporation.

Payment for Shares

At or prior to the effective time of the merger, Philips will deposit in trust with a paying agent appointed by it sufficient funds to pay the aggregate merger consideration, referred to as the exchange fund. Within three business days after the effective time of the merger, Philips will cause the paying agent to mail to each holder of record of shares of our common stock immediately prior to the effective time, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

A holder of our shares of common stock will be entitled to receive $47.75 per share only upon surrender to the paying agent of a share certificate or certificates, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If a share certificate has been lost, stolen or destroyed, the holder of such share certificate is required to make an affidavit of that fact and to give to Philips a bond in such sum as Philips may direct against any claim that may be made against Philips or the surviving corporation with respect to such share certificate before any payment of the merger consideration will be made to such holder. No interest will be paid or will accrue upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for one year after the effective time shall be delivered to the surviving corporation to be held in trust for the benefit of holders of shares who have not applied for the merger consideration. Thereafter, holders of shares outstanding before the effective time will be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Neither the surviving corporation, Philips, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Shares

After the effective time of the merger, there will be no further transfer on the records of the surviving corporation or its transfer agent of certificates representing shares of our common stock, and any such certificates presented to the surviving corporation for transfer, other than shares held by shareholders seeking appraisal rights, will be canceled and exchanged for the merger consideration. From and after the effective time of the merger, the holders of shares will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those shares in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares.

Stock Options, Stock Awards and Employee Stock Purchase Plan

At the effective time of the merger, all of our stock options and stock awards will be canceled and will represent solely the right to receive a cash payment equal to the excess, if any, of $47.75 over the per share exercise price of the applicable option or award, multiplied by the number of shares subject to the option or award, less any applicable taxes required to be withheld.

As of the effective time, all outstanding rights to purchase shares under our 2005 Employee Stock Purchase Plan will be cancelled. Prior to the cancellation of such purchase rights, however, each holder of a purchase right under our 2005 Employee Stock Purchase Plan will have the right to exercise that purchase right in full, based on the payroll deductions credited to that holder’s account as of a date determined by our board of directors.

Representations and Warranties

The merger agreement contains various representations and warranties made by us to Philips and the Merger Subsidiary, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, good standing and qualification of us and each of our subsidiaries;

•	our capital structure;

•	our corporate authority to execute and deliver the merger agreement and our board’s approval of the merger agreement and merger;

•	required consents or approvals;

•	the absence of any conflicts between the merger agreement and our articles of organization, bylaws, material agreements and applicable laws;

•	the completeness and accuracy of filings made by us with the SEC since January 1, 2003 and our financial statements;

•	the absence of certain changes in our business, capitalization or accounting practices since December 31, 2004;

•	the absence of material litigation or proceedings against us, and the absence of any undisclosed liabilities;

•	matters relating to employee benefit plans;

•	compliance with applicable laws, rules, regulations and ordinances;

•	the validity of and compliance with permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from governmental entities necessary for the lawful conduct of the business;

•	the validity, binding nature and absence of material defaults with respect to our material contracts;

•	the absence of material defaults with respect to all of our leased real property;

•	the inapplicability of state takeover statutes to the merger and the merger agreement;

•	compliance with laws related to environmental matters;

•	the filing of tax returns, payment of taxes and other tax matters;

•	the absence of an agreement or understanding with a labor union or labor organization and the absence of labor disputes and other labor matters;

•	the right to use, and absence of infringement of, our material intellectual property;

•	the effectiveness and validity of insurance policies;

•	the amendments to our rights agreement necessary to render it inapplicable to the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	the absence of undisclosed advisory, commissions or broker’s or finder’s fees;

•	the absence of any undisclosed healthcare litigation; and

•	compliance with laws relating to healthcare matters.

Under the merger agreement, the term material adverse effect means a material adverse effect on our and our subsidiaries’ financial condition, properties, assets, liabilities, business or results of operations, taken as a whole, provided that none of the following, in and of itself or themselves, shall constitute a material adverse effect:

•	changes in the economy or financial markets generally in the United States or Canada;

•	changes that are the result of acts of war, terrorism or natural disasters, provided that such acts do not directly affect our or our subsidiaries’ material properties or assets;

•	changes in United States generally accepted accounting principles after the date of the merger agreement;

•	any loss of, or adverse change in, our relationships with our customers, employees or suppliers that was caused by the merger;

•	our failure to meet any estimates including revenues and earnings;

•	any action expressly required by the merger agreement or taken pursuant to the merger agreement at the specific request of Philips;

•	any fees or expenses incurred in accordance with the terms of the merger agreement; and

•	a decline in the price of our shares on The Nasdaq National Market.

The merger agreement also contains various representations and warranties by Philips and the Merger Subsidiary to us, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence, good standing of Philips and the Merger Subsidiary and the requisite power and authority of Philips and the Merger Subsidiary to own, lease and operate their properties and assets and to carry on their business as it is presently conducted;

•	the power and authorization to execute and deliver the merger agreement and the execution, delivery, performance and enforceability of the merger agreement;

•	required consents or approvals;

•	the absence of any conflicts between the merger agreement Philips’ and the Merger Subsidiary’s respective organizational documents, bylaws, material agreements, judgments and applicable laws;

•	the availability of the funds necessary for the merger;

•	the capitalization of the Merger Subsidiary; and

•	the accuracy of the information supplied by Philips and the Merger Subsidiary for inclusion in the proxy statement.

None of the representations and warranties in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed that, prior to the effective time of the merger, we will act and carry on our business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve our business organization, assets and properties, and maintain existing relations and goodwill with customers, suppliers, distributors and creditors and keep available the services of our present employees and agents. We have also agreed, subject to identified exceptions, that we will not do any of the following without the prior written consent of Philips:

•	amend our articles of organization or bylaws or other applicable governing documents;

•	merge or consolidate ourself or any of our subsidiaries with any other Person, except for any such transactions among our wholly owned subsidiaries or pursuant to contracts in effect as of the date of the merger agreement, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on our assets, operations or businesses;

•

acquire assets or any securities of any business from any other person, whether or not in the ordinary course of business, in any transaction or series of related transactions, other than (i) acquisitions in accordance with capital budgets previously provided, (ii) acquisitions pursuant to contracts in effect as of the date of the merger agreement, (iii) acquisitions with a value or purchase price in the aggregate of less than $50,000 or (iv) acquisitions of inventory and other daily purchases in the ordinary course of business;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our capital stock or any of our subsidiaries (other than the issuance of shares by a wholly owned subsidiary to us or another of our wholly owned subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than required issuances of shares of common stock upon the exercise of stock options outstanding as of the date of the merger agreement;

•	create or incur any lien material to us or any of our subsidiaries on any of our or any of our subsidiaries’ assets having a value in excess of $100,000 in the aggregate;

•	make any loans, advances or capital contributions to or investments in any person (other than us or any of our direct or indirect wholly owned subsidiaries) in excess of $100,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock (except for dividends paid by any of our direct or indirect wholly owned subsidiaries to us or to any other direct or indirect wholly owned subsidiary) or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of us or any of our subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (i) not to exceed $100,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred by us of indebtedness of our wholly owned subsidiaries or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $250,000 of notional debt in the aggregate;

•	except as set forth in the capital budgets previously provided, make or authorize any capital expenditure in excess of $100,000 in the aggregate during any twelve month period;

•	enter into any contract that would have been a material contract (as defined in the merger agreement);

•	make any changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principles;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $100,000 (net of insurance coverage) or any disputed obligation or liability of ours in excess of such amount;

•	amend, modify or terminate any material contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000;

•	make or change any material tax election, change an annual accounting period, file any amended tax return, enter into any closing agreement, waive or extend any statute of limitation with respect to taxes, settle or compromise any tax liability, claim or assessment, surrender any right to claim a refund of taxes or take any other similar action relating to the filing of any tax return or the payment of any tax;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of our or our subsidiaries’ assets, product lines or businesses, including capital stock of any of our subsidiaries, except for product sales in the ordinary course of business, sales of obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to contracts in effect prior to the date of the merger agreement;

•	except as disclosed or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ directors, officers or employees, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of our or our subsidiaries’ directors, officers or employees, (iii) establish, adopt, amend or terminate any benefit plan or pension plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of our or our subsidiaries’ directors, officers or employees;

•	knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	agree, authorize or commit to do any of the foregoing.

Limitation on Considering Other Acquisition Proposals

We have agreed that we will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal (as defined below).

We also have agreed that we will promptly request in writing that each person that has executed a confidentiality agreement after January 1, 2005 and prior to the date of the merger agreement in connection with its consideration of acquiring us or any of our subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of us or any of our subsidiaries.

Furthermore, we have also agreed that neither us, nor any of our subsidiaries nor any of our officers and directors shall, and that we shall use commercially reasonable efforts to instruct and cause our and our subsidiaries’ employees, investment bankers, attorneys, accountants and other representatives, not to, directly or indirectly:

•	initiate, solicit or encourage the making or submission of any acquisition proposal; or

•	engage in, continue or otherwise participate in any way in any discussions or negotiations with, or to furnish or disclose any non-public information or data to, any person relating to any acquisition proposal.

Prior to obtaining the shareholder vote, we, in response to an unsolicited acquisition proposal, may (A) provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of our consolidated assets or voting power if our board of directors receives from the person an executed confidentiality agreement on terms at least as protective for our benefit as those contained in our confidentiality agreement with Philips, (B) engage in discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal and/or (C) approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable such an acquisition proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, our board of directors determines in good faith after consultation with outside legal counsel that the failure to take such action will be reasonably likely to result in a breach of our directors’ respective fiduciary duties under applicable law; (y) in each such case referred to in clause (A) or (B), if our board of directors has determined in good faith based on the information then available and after consultation with our financial advisor that such acquisition proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal; and (z) in the case referred to in clause (C) above, our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

Under the merger agreement, the term acquisition proposal means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of any class of equity securities of us or any of our subsidiaries or consolidated total assets (including, without limitation, equity securities of our subsidiaries) of us, in each case other than the transactions contemplated by the merger agreement.

Under the merger agreement, the term superior proposal means an unsolicited bona fide acquisition proposal involving all or substantially all of our assets (on a consolidated basis) or voting power that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by the merger agreement.

Our board of directors and each committee of our board has agreed not to:

•	except as described above, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Philips, its recommendation with respect to the merger (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of that acquisition proposal will be considered an adverse modification); or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (which we refer to as an alternative acquisition agreement) relating to any acquisition proposal.

Prior to obtaining the shareholder vote, our board of directors may withhold, withdraw, qualify or modify its recommendation or approve, adopt, recommend or otherwise declare advisable any superior proposal made after the date hereof and not solicited, initiated or encouraged in breach of the merger agreement, if, our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the directors’ fiduciary obligations under applicable law; provided, however, that no change of recommendation may be made until after at least three days following Philips’ receipt of written notice from us advising that our board of directors intends to take such action and the basis for taking such action. In determining whether to make a change of recommendation in response to a superior proposal or otherwise, our board of directors shall consider in good faith any changes to the terms of the merger agreement proposed by Philips or any other information provided by Philips in response to such notice.

Meeting of Shareholders

We have agreed to take all necessary action to convene a meeting of our shareholders as promptly as practicable for the purpose of considering and voting upon the adoption of the merger agreement.

Commercially Reasonable Efforts

We and Philips have agreed to use our commercially reasonable efforts to take all appropriate action to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all filings necessary, proper or advisable under applicable laws, rules and regulations, obtaining all consents and approvals of governmental entities and of other third parties under identified contracts of ours, and obtaining all consents and approvals needed to maintain our necessary permits.

Employee Matters

Philips has agreed that for a period of one year following the effective time of the merger, it will provide each of our continuing employees with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are no less favorable in the aggregate than the ones that we currently provide our employees. Philips will also give continuing employees full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting under Philips’ plans (but not for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in the duplication of benefits) to the extent such service was credited under a comparable plan of ours.

Indemnification and Insurance

The merger agreement provides that Philips and the surviving corporation will indemnify and hold harmless each of our current and former directors and officers for actions or omissions arising out of such individuals’ services as officers, directors, occurring before or as of the effective time of the merger to the full extent permitted by Massachusetts law. The merger agreement further provides that for a period of at least six years after the effective time of the merger, (a) Lifeline Systems, as the surviving corporation, will maintain our current directors’ and officers’ liability insurance with respect to events occurring before or as of the effective time of the merger and covering all of our current or prior directors and officers; or (b) Philips shall provide for equivalent directors’ and officers’ liability insurance providing substantially the same benefits and levels of coverage as the current directors’ and officers’ liability insurance so long as the annual premium therefor is not in excess of 200% of the last annual premium paid by us prior to the date of the merger agreement; provided, however, that if the current insurance or such equivalent insurance provided by Philips expires, is terminated or cancelled or is otherwise unavailable on such terms during such six-year period, Philips and the surviving corporation will use their commercially reasonable efforts to obtain as much directors’ and officers’ liability insurance on substantially the same terms as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the current premium.

Rights Agreement

Prior to the effective time, our board of directors has agreed to take all necessary action to cause the rights agreement to terminate effective immediately as of the effective time and the rights outstanding under the rights agreement to cease to be outstanding as of the effective time, without payment of any consideration.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations

The obligations of us, Philips and the Merger Subsidiary to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	our shareholders have approved the merger agreement and the merger;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated; and

•	no court or other governmental entity of competent jurisdiction has imposed a preliminary or permanent order or injunction precluding, restraining, enjoining or prohibiting the consummation of the merger.

Conditions to Philips’ and the Merger Subsidiary’s Obligations

The obligations of Philips and the Merger Subsidiary to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties set forth in the merger agreement shall be true and correct in all material respects as of the effective time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that this condition shall be deemed to have been satisfied even if any of our representations and warranties (other than the representation regarding capitalization, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of us to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect;

•	We must have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under the merger agreement on or prior to the closing of the merger;

•	there may not be any threatened, instituted or pending any action or proceeding in which a governmental entity of competent jurisdiction, is challenging, threatening or seeking to prohibit, limit, restrain or impair Philips’ ability to own or operate or to retain or change all or a material portion of the assets or business of us or our subsidiaries or other affiliates from and after the effective time or any of the assets or business of Philips or its subsidiaries or prohibit or limit Philips’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation and no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing;

•	there may not have occurred any change, event, circumstances or development or circumstance that has had, or is reasonably likely to have, a material adverse effect; and

•	no more than 10% of our shareholders shall have perfected and not withdrawn a demand for appraisal rights.

Conditions to Our Obligation

Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Philips and the Merger Subsidiary in the merger agreement must be true and correct when made and immediately prior to the merger (except for representations and warranties as of a specified date which need be true as of the specified date); and

•	Philips and the Merger Subsidiary must have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under the merger agreement on or prior to the closing of the merger.

Termination

We or Philips may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after our shareholders have approved and adopted the merger agreement, if:

•	both parties agree by mutual written consent;

•	the merger has not been consummated by September 30, 2006, so long as the party attempting to terminate has not breached a representation, warranty, obligation, covenant or agreement set forth in the merger agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition of the consummation of the merger;

•	the holders of two-thirds of the shares of our outstanding common stock do not adopt and approve the merger agreement and approve the merger at the meeting of shareholders; or

•	a governmental entity or court of competent jurisdiction has taken any nonappealable final action that permanently restrains, enjoins or otherwise prohibits the merger or the other transactions contemplated by the merger agreement.

We may terminate the merger agreement at any time prior to the effective time of the merger (in the case of the first bullet point below, by action of our board of directors taken at any time prior to our shareholders having approved and adopted the merger agreement) if:

•	we are not in material breach of the merger agreement, our board of directors authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal and we notify Philips in writing that we intend to enter into such an agreement, Philips does not make, within three days of receipt of our written notification of our intention to enter into a binding agreement for a superior proposal, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal and we prior to such termination pay to Philips in immediately available funds any termination fee required to be paid (as specified under “Termination Fee” below). We have agreed that we will not enter into the binding agreement referred to above until at least the fourth day after we have provided the notice to Philips required thereby and to notify Philips promptly if our intention to enter into written agreement referred to in our notification shall change at any time after giving such notification; or

•	Philips or the Merger Subsidiary has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement (or any such representation or warranty shall become untrue after the date of the merger agreement), such that (a) the breach would cause the closing conditions of the merger agreement not to be satisfied, and (b) such breach, if curable, has not been cured by Philips or the Merger Subsidiary within 30 days following its receipt of written notice of the breach from us.

Philips may terminate the merger agreement at any time prior to the effective time if:

•	(1) our board of directors withholds, withdraws, qualifies or modifies in a manner adverse to Philips the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the transactions contemplated by the merger agreement, (2) we do not call and hold a special meeting to vote on the merger agreement prior to September 30, 2006, (3) our board of directors fails to reconfirm its recommendation after Philips requests reconfirmation when we have received an acquisition proposal or material amendment to an acquisition proposal, or (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer or makes no recommendation; or

•	we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement (or any such representation or warranty shall become untrue after the date of the merger agreement), such that (a) the breach would cause the closing conditions of the merger agreement not to be satisfied, and (b) such breach, if curable, has not been cured by us within 30 days following its receipt of written notice of the breach from Philips.

Subject to limited exceptions, including the survival of any obligation to pay the termination fee as described below, if the merger agreement is terminated, then it will be void. Except as otherwise provided, there will be no liability on the part of Lifeline Systems, Philips, the Merger Subsidiary or their respective representatives or affiliates, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any willful or intentional breach of the merger agreement.

Termination Fee

We have agreed to pay Philips a cash termination fee equal to $21 million if the merger agreement is terminated:

•	by Philips or us because (1) the merger has not been consummated by September 30, 2006, or (2) our shareholders do not approve the merger and an acquisition proposal has been made, proposed, communicated or publicly announced and has not been publicly withdrawn without qualification at least (A) 30 business days prior to any termination pursuant to (1) above or (B) at least 10 business days prior to any termination pursuant to (2) above, and within twelve months of the termination of the merger agreement, we or any of our subsidiaries shall have entered into an alternate acquisition proposal or shall have approved or recommended or not opposed an alternate acquisition proposal;

•	by Philips because (1) we withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Philips, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, (2) we shall have failed to take a vote of shareholders prior to September 30, 2006, (3) if after an acquisition proposal has been made, our board of directors fails to affirm its recommendation and approval of the merger and the merger agreement following any request by Philips to do so; (4) a tender offer or exchange offer constituting an acquisition proposal is commenced and our board of directors recommends that shareholders tender their shares or does not recommend against acceptance of the offer by shareholders; or (5) we have breached or failed to perform any of our covenants or agreements set forth in the merger agreement, the breach or failure to perform of which would cause the closing conditions of the merger agreement not to be satisfied, and we have not cured the breach or failure to perform within 30 days following its receipt of written notice of the breach from Philips; or

•	by us because our shareholders do not approve the merger and on or prior to the date of the meeting of shareholders (1) we withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Philips, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, (2) we shall have failed to take a vote of shareholders prior to September 30, 2006, (3) if after an acquisition proposal has been made, our board of directors fails to affirm its recommendation and approval of the merger and the merger agreement following any request by Philips to do so; (4) a tender offer or exchange offer constituting an acquisition proposal is commenced and our board of directors recommends that shareholders tender their shares or does not recommend against acceptance of the offer by shareholders; or (5) we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, the breach or failure to perform of which would cause the closing conditions of the merger agreement not to be satisfied, and we have not cured the breach or failure to perform within 30 days following its receipt of written notice of the breach from Philips; or

•	by us, if we are not in material breach of the merger agreement, and our board of directors authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal and we notify Philips in writing that we intend to enter into such an agreement, Philips does not make, within three days of receipt of our written notification of our intention to enter into a binding agreement for a superior proposal, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal.

For purposes of the merger agreement, an acquisition proposal shall not be deemed to have been “publicly withdrawn” by any person if, within twelve months of such termination, we or any of our subsidiaries shall have entered into an alternative acquisition agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to our shareholders or otherwise not opposed, an acquisition proposal made by or on behalf of such person or any of its affiliates. In the event that the termination fee becomes payable and is paid by us, the termination fee shall be Philips’ and the Merger Subsidiary’s sole and exclusive remedy for monetary damages under the merger agreement.

APPRAISAL RIGHTS

Section 13.02(a)(1) of the MBCA generally provides that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. An exemption set forth in Section 13.02(a)(1)(A) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to this merger where cash is the sole consideration received by the shareholders. However, in the event that certain persons or entities are determined to have a direct or indirect material financial interest in the merger for purposes of the MBCA, this exemption would be inapplicable with respect to the merger. Accordingly, if such a determination were made, our shareholders may be entitled to appraisal rights under Massachusetts law.

We believe that holders of our common stock are not entitled to appraisal rights in connection with the merger because shareholders will receive only cash for their shares and no director, officer or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of ours or a director, officer, employee or consultant of ours pursuant to a bona fide arrangement with us, Philips or one of Philips’ affiliates. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. In light of the complexity of Section 13.02 of the MBCA, those shareholders of ours who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The Nasdaq National Market under the symbol “LIFE.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq National Market.

	Lifeline Systems Common Stock
	High	Low
Year Ended December 31, 2003
First quarter	$11.11	$9.65
Second quarter	14.32	10.10
Third quarter	16.45	13.34
Fourth quarter	20.35	15.75
Year Ended December 31, 2004
First quarter	21.58	16.53
Second quarter	24.40	18.50
Third quarter	24.98	18.76
Fourth quarter	29.16	21.50
Year Ended December 31, 2005
First quarter	31.65	24.00
Second quarter	35.13	29.54
Third quarter	34.73	30.62
Fourth quarter	37.90	31.48
Year Ending December 31, 2006
First quarter (through February 21)	47.51	36.77

During the periods presented, we have not paid or declared any cash dividends on our common stock. While the payment of dividends is within the discretion of our board of directors, we presently expect to retain all of our earnings for use in financing our future growth.

The following table sets forth the closing sales prices per share of our common stock, as reported on The Nasdaq National Market on January 18, 2006, the last full trading day before the public announcement of the proposed merger, and on February 21, 2006, the latest practicable date before the printing of this proxy statement:

Common Stock
January 18, 2006	$39.49
February 21, 2006	47.51

If the merger is consummated, each share of our common stock will be converted into the right to receive $47.75 in cash, without interest and less any applicable withholding taxes, and our common stock will be removed from quotation on The Nasdaq National Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of February 15, 2006, unless otherwise indicated, with respect to the beneficial ownership of our common stock by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our current directors and executive officers as a group. The number of shares of common stock beneficially owned by each 5% shareholder, director or executive officer is determined under Section 13 of the Exchange Act and the rules promulgated thereunder by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission that the named shareholders are direct or indirect beneficial owners of such shares. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. For each named shareholder and for all directors and executive officers as a group, the share amounts include those shares as to which such person had a right to acquire beneficial ownership by exercising stock options or stock appreciation rights as of February 15, 2006, or within 60 days following that date as follows: Mr. Baldwin, 7,291 shares; Mr. Bolesky, 66,501 shares; Dr. Casscells, 33,692 shares; Ms. Feingold, 27,292 shares; Mr. Feinstein, 321,670 shares; Mr. Kasputys, 65,292 shares; Mr. Reich, 100,323 shares; Ms. Roberts, 65,292 shares; Mr. Shapiro, 55,292 shares; Mr. Strange, 58,063 shares; Dr. Vineyard, 65,292 shares; Mr. Wechsler, 42,501 shares; and all directors and executive officers as a group, 1,009,136 shares. The share amounts also include shares beneficially owned by certain executive officers through participation in our 401(k) plan, as to which shares such person exercises sole investment and voting power.

The address of each of the directors and executive officers listed below is c/o Lifeline Systems, Inc., 111 Lawrence Street, Framingham, MA 01702.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding (1)
Pequot Capital Management, Inc. (2) 500 Nyala Farm Road Westport, CT 06880	1,529,250	10.7%

L. Dennis Shapiro (3)	1,239,580	8.7%

T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	938,520	6.6%

Ronald Feinstein	485,705	3.3%

Richard M. Reich (5)	125,770	*

Joseph E. Kasputys	128,592	*

Donald G. Strange	64,819	*

Gordon C. Vineyard, M.D.	82,894	*

Leonard E. Wechsler	46,261	*

Carolyn C. Roberts	66,292	*

Everett N. Baldwin (6)	59,292	*

Edward M. Bolesky	71,004	*

S. Ward Casscells, III, M.D.	33,692	*

Ellen Feingold	27,442	*

All directors and executive officers as a group (14 persons) (7)	2,536,410	16.6%

*	Less than 1% of the outstanding common stock.

1.	Number of shares deemed outstanding includes 14,232,398 shares outstanding as of February 15, 2006, plus any shares subject to options or stock appreciation rights held by the named person or entity that are currently exercisable or exercisable within 60 days after February 15, 2006.
2.	Represents holdings as of December 31, 2005 based on a Form 13F filed with the SEC on February 14, 2006.
3.	Includes the following shares, as to all of which Mr. Shapiro disclaims beneficial ownership: 71,624 shares held by Mr. Shapiro’s wife and 491,714 shares held in various trusts of which Mr. Shapiro and/or his wife are trustees.
4.	Represents holdings as of December 31, 2005 based on an amendment to Schedule 13G filed with the SEC on February 14, 2006. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
5.	Includes 15,668 shares owned by Mr. Reich jointly with his wife.
6.	Includes 52,001 shares held by the Everett N. Baldwin Revocable Trust of 1997.
7.	Includes 27,863 shares beneficially owned by such persons through our 401(k) plan as to which such persons possess sole investment and voting power.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we plan to hold our 2006 annual meeting of shareholders. Any proposal that a shareholder of Lifeline Systems wished to be considered for inclusion in our proxy statement and proxy card for our 2006 annual meeting would had to have been submitted to our corporate Secretary at 111 Lawrence Street, Framingham, Massachusetts 01702 no later than December 6, 2005.

If a shareholder of Lifeline Systems wishes to present a proposal before the 2006 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that shareholder must also give written notice to our corporate Secretary at our offices at the above address. If our corporate Secretary does not receive the notice on or before February 22, 2006, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Lifeline Systems, Inc., Attention: Corporate Secretary, 111 Lawrence Street, Framingham, Massachusetts 01702, and our telephone number is (508) 988-1000.

WHERE YOU CAN FIND MORE INFORMATION

Lifeline Systems files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Lifeline Systems and Philips with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, at (888) 219-8320.

By Order of the Board of Directors,

Jeffrey A. Stein

Secretary

February 22, 2006

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

among

LIFELINE SYSTEMS, INC.,

KONINKLIJKE PHILIPS ELECTRONICS N.V.

and

DAP MERGER SUB, INC.

Dated as of January 18, 2006

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1

ARTICLE II

Articles of Organization and By-Laws of the Surviving Corporation

2.1.	The Articles of Organization	A-2
2.2.	The By-Laws	A-2

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1.	Directors	A-2
3.2.	Officers	A-2

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Stock Plans	A-4
4.4.	Adjustments to Prevent Dilution	A-5

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-5
5.2.	Representations and Warranties of Parent and Merger Sub	A-20

ARTICLE VI

Covenants

6.1.	Interim Operations	A-22
6.2.	Acquisition Proposals	A-24
6.3.	Information Supplied	A-26
6.4.	Shareholders Meeting	A-26

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 18, 2006, among LIFELINE SYSTEMS, INC., a Massachusetts corporation (the “Company”), KONINKLIJKE PHILIPS ELECTRONICS N.V., a company incorporated in The Netherlands (“Parent”), and DAP MERGER SUB, INC., a Massachusetts corporation and an indirect wholly-owned subsidiary of parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the MBCA.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 9:00 A.M. on the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the Commonwealth of Massachusetts as provided in the MBCA. The Merger shall become effective at the time when the Articles of Merger has been filed with the Secretary of State of the Commonwealth of Massachusetts or at such later date or later time specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Organization and By-Laws

of the Surviving Corporation

2.1. The Articles of Organization. The articles of organization of the Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation (the “Articles”), until duly amended as provided therein or by applicable laws, except that Article III of the Articles shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.”

2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of Common Stock, par value $0.02 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or the Company, (ii) Shares owned by any direct or indirect Subsidiary (as defined in Section 5.1(a)) of Parent (other than Merger Sub), (iii) Shares owned by any direct or indirect wholly-owned Subsidiary of the Company and (iv) Shares that are owned by Shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Chapter 156D, §13.02 of the Massachusetts General Laws (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $47.75 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Shares. Each Excluded Share referred to in clause 4.1(a)(i), (ii) or (iii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment in excess of the amounts payable under Section 4.1(a) shall be the property of Parent and shall be returned to Parent from time to time.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the aggregate amount of Per Share Merger Consideration represented by such holder’s Certificates (after giving effect to any required tax withholdings as provided in Section 4.2(g)). Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation to be held in trust for the benefit of the holders of Shares who have not yet then complied with Article IV. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the aggregate amount of Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Chapter 156D, §13.02 of the Massachusetts General Laws shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the MBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 156D, §13.02 of the Massachusetts General Laws with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), other than the 2005 Employee Stock Purchase Plan, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from Parent, as soon as reasonably practicable after the Effective Time (but in any event within ten Business Days), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment under the Code, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the

Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. All Company Options outstanding under the 2005 Employee Stock Purchase Plan as of the Effective Time shall be cancelled as of the Effective Time, provided that notice of such cancellation shall be given to each holder of a Company Option thereunder, and each holder of a Company Option thereunder shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the Effective Time.

(b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment under the Code, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

(d) Notice. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company

(provided that the disclosures shall qualify other sections and subsections of the disclosure letter to the extent it is clearly apparent (notwithstanding the absence of a specific cross-reference) that such disclosure is clearly applicable to such other sections and subsections) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined below). The Company has made available to Parent correct and complete copies of the Company’s and its Subsidiaries’ articles of organization and by-laws or comparable governing documents, each as amended to date, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) ”Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or Canada;

(B) changes that are the result of acts of war, terrorism or natural disasters, provided that such acts do not directly affect the material properties or assets of the Company and its Subsidiaries;

(C) changes in United States generally accepted accounting principles after the date hereof;

(D) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that was directly or proximately caused by the announcement, pendency or closing of the transactions contemplated by this Agreement;

(E) any failure of the Company to meet any estimates, including revenues or earnings, for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(F) any action expressly required by this Agreement or taken pursuant to this Agreement at the specific request of the Parent;

(G) any fees or expenses incurred in accordance with the terms of this Agreement; and

(H) a decline in the price of the Shares on the NASDAQ National Market.

provided, further, that with respect to clauses (A), (B) and (C), such change, event, circumstance or development does not primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 50,000,000 Shares, of which 14,231,836 Shares were outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 50,000 shares have been designated Series A Junior Participating Preferred Stock and no shares of which are issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,116,789 Shares reserved for issuance under the Company’s 2005 Employee Stock Purchase Plan, 2000 Stock Option Plan, 1994 Stock Option Plan and 2000 Stock Incentive Plan (the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options and restricted stock under the Stock Plans, including the holder, date of grant, term, number of Shares and exercise price and vesting schedule including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Rights Agreement, dated as of November 19, 2004, between the Company and Registrar and Transfer Company (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the form and percentage of ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of two-thirds of the outstanding Shares entitled to vote on such matter at a Shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its Shareholders, approved and declared advisable this Agreement and the Merger and, subject to the provisions of Section 6 below, resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Signal Hill Capital Group LLC (“Signal Hill Capital”), to the effect that the Per Share

Merger Consideration is fair from a financial point of view to the holders (other than Parent and its Subsidiaries) of Shares, a copy of which opinion has been delivered to Parent.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3 and 6.5, and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, including any state Medicaid Agency or state licensing authority, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal) including but not limited to, any fiscal intermediary under contract with a state Medicaid Agency (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries (as presently conducted) following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of organization or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(K)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv) To the knowledge of the Company, the Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that constitute, individually or in the aggregate, more than $250,000.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company maintains internal control over financial reporting as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by the listing standards of the NASDAQ, the audit committee’s Articles or the professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through any whistleblower hot-line or equivalent system maintained by the Company for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board or any committee thereof, or to any of the Company’s directors or officers.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2004, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2004) of which the Company has knowledge which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries, other than required repurchases of unvested shares pursuant to the terms of restricted stock agreements with employees, consultants or advisors of the Company;

(iv) except as required by GAAP, any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for any employment agreement with non-executive employees of the Company or its Subsidiaries entered into in the ordinary course of business or to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

(g) Litigation, Undisclosed Obligations and Liabilities. There are (i) no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof and except for obligations or liabilities incurred in the ordinary course of business since September 30, 2005, no obligations or liabilities of the Company or any of its Subsidiaries, contingent or otherwise and whether or not required to be disclosed, except for any obligations or liabilities, which individually are not in excess of $100,000, and in the aggregate are not in excess of $300,000. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Section 5.1(h) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. Correct and complete copies of all Benefit Plans listed on Section 5.1(h) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Parent. Except as set forth on Section 5.1(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any employment, severance or change-in-control agreement with any Person.

(ii) All Benefit Plans, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service (the “IRS”) for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA.

(iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plans” within the meaning of Section 3(37) of ERISA. All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have, to the extent required by GAAP, been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

(iv) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for post-termination health and life benefits under any ERISA Plan, other than in accordance with Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, Shareholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed on Section 5.1(h)(vi) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the Benefit Plans is pending or, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of the Company and its Subsidiaries has obtained and the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of or inconsistent with all permits, licenses, certifications, approvals, registrations, consents, authorizations, enrollments, accreditations, franchises, variances, waivers, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. There exists no grounds for revocation, suspension or limitation of any License (including, but not limited to, as a result of the Merger) and no notices have been received by the Company, its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any License.

(ii) All of the Company’s and its Subsidiaries’ products are in compliance in all material respects with all applicable requirements of the Food and Drug Administration (“FDA”) or any other relevant Governmental Entity and all Licenses, permissions, authorizations, notified body certificates of compliance or consents required for placing the products on the market in the United States and Canada. Any modifications by the Company or any of its Subsidiaries to any product marketed by the Company or any of its Subsidiaries have been made in accordance with applicable Law. All manufacturing facilities are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(iii) Any and all preclinical and clinical trials conducted or supervised by the Company or any of its Subsidiaries have been conducted in substantial compliance with all applicable Laws, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.

(iv) Except as disclosed in Section 5.1(i)(iv) of the Company Disclosure Letter, in the last three years, none of the Company’s or its Subsidiaries’ products have been recalled or subject to FDA correction or removal requirements, and the Company and each of its Subsidiaries have not received notice, either completed or pending, of any proceeding seeking a corrective action, recall, suspension or seizure of any products. Neither the Company nor any of its Subsidiaries have received any order, demand or other formal proceedings from any competent authority or notified body for medical devices to undertake any form of withdrawal from the market of any of their products or any product recall and have notified any competent authority or notified body of the intent to conduct a market withdrawal, product recall or field correction, and, to the knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such corrective action, recall, suspension or seizure.

(v) Neither the Company nor any of its Subsidiaries are included on FDA’s AIP list.

(vi) As of the date hereof, neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of its employees, agents or consultants retained to assist with product license submissions, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or for any purpose, been charged with or convicted under United States law for conduct relating to the development, approval, marketing or sale of drugs or devices or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant law or been disbarred, disqualified or convicted under or for any equivalent or similar applicable foreign laws.

(j) Material Contracts and Government Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $100,000 or more;

(B) any Contract (i) that is reasonably likely to require aggregate annual payments to or from the Company and its Subsidiaries of more than $300,000, (ii) that is not entered into in the ordinary course of business with a vendor or customer and is reasonably likely to require annual aggregate payments to or from the Company and its Subsidiaries of more than $100,000 or (iii) that is reasonably likely to require aggregate payments to or from the Company and its Subsidiaries of more than $500,000;

(C) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business;

(J) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(K) any Contract concerning Intellectual Property (as defined in Section 5.1(p)) to which the Company or the Subsidiaries are a party, including without limitation agreements granting the Company and the Subsidiaries rights to use Intellectual Property owned by third parties, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property (as defined in Section 5.1(p)), trademark coexistence agreements and trademark consent agreements (in all cases, other than licenses pursuant to the standard forms provided by the Company in the on-line data room and licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company);

(L) any Contract to authorize or license any third party to manufacture, reproduce or sell any products of the Company or any of its Subsidiaries;

(M) any Contract regarding any acquisition of assets or a business by the Company or any of its Subsidiaries to which there may be any future obligation on the part of the Company or any of its Subsidiaries to make additional payments, including but not limited to by means of an earn-out or similar contingent payment mechanism in excess of $200,000;

(N) any Contract regarding any disposition of assets or a business by the Company or any of its Subsidiaries to which there may be any future obligation on the part of the Company to make additional payments or as to which there is any continuing liability of the Company or any of its Subsidiaries;

(O) any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which to the knowledge of the Company is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract) (a “Government Contract”); and

(P) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the Contracts described in clauses (A) – (P), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A correct and complete copy of each Material Contract has previously been delivered or made available to Parent in the on-line data room or publicly filed by the Company with the SEC as an exhibit to the Company Reports and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract.

(k) Real Property.

(i) The Company does not own any real property.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and to the knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. A correct and complete copy of each lease or sublease for all Leased Real Property has previously been made available to Parent.

(l) Takeover Statutes. The board of directors of the Company has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. None of Chapters 110C, 110D or 110F of the Massachusetts General Laws or, to the knowledge of the Company, any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of organization or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except as described in Section 5.1(m) of the Company Disclosure Letter; (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during such period of ownership or operation, (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has had any reportable release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability involving any Environmental Law or otherwise relating to Hazardous Substances; (viii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection of the environment, health and safety as it relates to any Hazardous Substance, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure to chemical substances, wetlands, pollution, contamination or any injury or threat of injury to persons or property allegedly caused by any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; and (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon.

(n) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed with the appropriate Tax authorities (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived or requested a waiver of any statute of limitations with respect to Taxes or agreed to or requested any extension of time with respect to a Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

(iii) There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iv) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004, 2003, 2002, and 2001.

(v) The charges, accruals and reserves with respect to Taxes provided in the September 30, 2005 financial statements included in the Company Reports filed on or prior to the date hereof are adequate (determined in accordance with GAAP) and are at least equal to the liability for Taxes of the Company and its Subsidiaries for tax periods through September 30, 2005.

(vi) No Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the Merger.

(vii) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(viii) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(ix) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any agreement, contract or other arrangement between the Company and its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in accounting method for a taxable period ending on or before the Closing Date, or (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), executed on or before the Closing Date.

(xi) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xii) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of Taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

(o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is any such

Contract presently being negotiated. There has not been in the last six years, a representation question in respect of any of the employees of the Company or any of its Subsidiaries, and to the Company’s knowledge there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization. The Company and its Subsidiaries are in compliance with all relevant labor and employment laws and are not the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened. For the past five years there has been no labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are not required to comply with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property. The Company has sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights to use shall survive the consummation of the Merger without any change or any additional third party rights being created. The Intellectual Property owned by the Company or its Subsidiaries is valid, subsisting and to the knowledge of the Company, enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use thereof or its/their rights thereto. Section 5.1(p) of the Company Disclosure Letter sets forth a correct and complete list of all registered and/or material Intellectual Property owned by the Company or its Subsidiaries, all of which are owned exclusively by each of them free and clear of any Liens or encumbrances, included licenses (collectively, the “Scheduled Intellectual Property”). To the knowledge of the Company, the Company and its Subsidiaries do not and have not in the past five (5) year period immediately preceding the date of this Agreement infringed or otherwise violated the Intellectual Property rights of any third party. No assertions of infringement or, to the knowledge of the Company, violations of third party Intellectual Property rights are occurring, have occurred during the five (5) year period immediately preceding the date of this Agreement or are threatened. To knowledge of the Company, no person is violating any Scheduled Intellectual Property or other Intellectual Property right that the Company or its Subsidiaries hold exclusively. The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the knowledge of the Company, such Trade Secrets of the Company and its Subsidiaries have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms, which have been previously provided to Parent and the Contracts set forth on Section 5.1(j)(i)(K) of the Company Disclosure Letter. The Company and its Subsidiaries do not and have not used any Open Source Software in a manner that creates, or purports to create, obligations for the Company or any Subsidiary to grant to any third party any rights under any Intellectual Property of the Company and have not made available any software to third parties under Open License Terms. “Open Source Software” means any software that is licensed under Open License Terms. “Open License Terms” means terms in any license that require as a condition of use, modification and/or distribution of a work (1) the making available of source code or other materials preferred for modification, (2) the granting of permission for creating derivative works, (3) the reproduction of certain notices or license terms in derivative works or accompanying documentation or (4) the granting of a royalty-free license to any party under Intellectual Property rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and the Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices.

For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, utility models, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) industrial design rights / design patents and all registrations and applications therefore; (iv) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (v) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (vi) all other intellectual property or industrial property or proprietary rights.

“IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment.

(q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, and are in character and amount reasonably determined by the Company to be appropriate for the Company. Each Insurance Policy (including but not limited those made available in the on-line data room or otherwise provided by the Company to Parent) is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The information (including but not limited to claim history) furnished by the Company to Parent with respect to the Insurance Policies is correct and complete in all material respects.

(r) Rights Agreement. The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby, without payment of any consideration in respect thereof.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Signal Hill Capital as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Signal Hill Capital is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t) Healthcare Litigation. There is no threatened or pending exclusion or other sanction by a Governmental Entity affecting the Company, any of its Subsidiaries or its business. To the knowledge of the Company, the Company and its Subsidiaries are not currently the subject of any investigation, inquiry or proceeding by any Governmental Entity (or any Governmental Entity’s designated agent or agents), nor is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Entity, and no notice of any exclusion, sanction, or violation, asserted deficiency, or other irregularity has been received by Company or any of its Subsidiaries or any of their officers or managing employees from any Governmental Entity (or any Governmental Entity’s designated agent or agents) that would directly or indirectly, or with the passage of time adversely affect the Company or any of its Subsidiaries or its business. There is no threatened or pending claim or action against the Company or any of its Subsidiaries based on their pricing, fees, or charge practices or representations, nor is there any reasonable ground to anticipate the commencement of any such action, and no notice of any such action has been received by the Company, any of its Subsidiaries or any officer, or managing employee. There is no threatened change in coverage or reimbursement status relative to the Company’s or any Subsidiary’s products by Medicaid or any payer of health insurance benefits, nor any claim denial, disallowance, reimbursement suspension, withhold, recoupment, or collection, relative to claims submitted by the Company or any Subsidiary to Medicaid or any payer of health insurance benefits, nor is there any reasonable ground to anticipate the commencement of any such action, and no notice of any such action has been received by the Company, any of its Subsidiaries or any officer, or managing employee.

(u) Compliance with Healthcare and Other Laws.

(i) None of the Company, any of its Subsidiaries, officers, directors, managing employees, or direct or indirect owners of 5% or more of the Company have been or are currently excluded pursuant to 42 U.S.C. §1320a-7 or similar state exclusion authority, debarred, or otherwise ineligible to participate in any Federal health care program as that term is defined in 42 U.S.C. §1320a-7b(f) or state health care programs, have been convicted of any criminal offense that may lead to exclusion under 42 U.S.C. §1320a-7 or other similar state exclusion authority, have been charged by indictment or information with any criminal offense as described above, or are or have been under investigation for or engaged in any activity which may result in exclusion from participation in any Federal or state health care program.

(ii) The Company, its subsidiaries, officers, directors, and managing employees are in compliance with all applicable Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations issued thereunder relating to the privacy, security and electronic transmission of individually identifiable health information. The Company, its Subsidiaries, officers, directors, and managing employees have not and are not engaged in any activity prohibited under any applicable Laws, conditions of enrollment and participation, reimbursement and billing requirements, accreditation standards, or requirements of all Governmental Entities having jurisdiction over the Company and its operations, including insurance Laws, the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), all state licensure authorities, and state Medicaid programs (including all applicable Laws, manual provisions, and requirements pertaining to coverage, certification, reimbursement and payment for health care), and any agent thereof (each a “Healthcare Law”) or civil or criminal fraud law or authority, including the federal Medicare and Medicaid Statutes, (including 42 U.S.C. §§ 1395, 1320a-7, 1320a-7(a) and 1320a-7(b)), or the regulations promulgated pursuant to such Laws, including the following:

(A) making or causing to be made a false statement or representation of a material fact in any application for benefit or payment;

(B) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(C) presenting or causing to be presented a claim for reimbursement for any item or service under Medicare, Medicaid, or other federal or state healthcare programs (collectively, “Healthcare Programs”) that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;

(D) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to fraudulently secure such benefit or payment;

(E) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate) directly or indirectly, for referring, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by Healthcare Programs, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Healthcare Programs; or

(F) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements therein not misleading) of a material fact with respect to (A) the conditions or operations of an entity in order that the entity may qualify for Healthcare Program certification or enrollment; or (B) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

(iii) Without limiting the generality of the foregoing, the Company and its Subsidiaries are now and have been in compliance with all Healthcare Laws, and the Company and its Subsidiaries have timely filed all reports, data and other information required to be filed with such Governmental Entities. Neither the Company, any of its Subsidiaries nor any of their respective officers or managing employees have ever entered into or been subject to any judgment, consent, decree, compliance order or administrative order or received from any governmental or regulatory authority any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. All Contracts of the Company and its Subsidiaries comply with all applicable Healthcare Laws.

(iv) The Company and each of its Subsidiaries, and each of their respective employees and consultants who provide any professional healthcare services (collectively, the “Healthcare Providers”), to the extent required, are licensed under the applicable Laws of their state, and each Healthcare Provider has complied with and is in compliance with all Laws relating to the rendering of healthcare services. No Healthcare Provider has:

(A) had his or her professional license, Medicare or Medicaid provider status, or staff privileges at any hospital or medical facility suspended, relinquished, terminated or revoked;

(B) been reprimanded, sanctioned or disciplined by any licensing board or any federal, state, or local society, agency, regulatory body, Governmental Entity, hospital, third party payor or specialty board; or

(C) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action or any similar provision of applicable state Law in any material respect.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (other than the adoption of this Agreement by Parent in its capacity as sole Shareholder of Merger Sub, which adoption Parent shall effect as soon as practicable following the execution hereof) in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3, and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or the articles of organization or by-laws of Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Available Funds. Parent and Merger Sub have available to them, and as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

(e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Information Provided. The information with respect to the Parent to be supplied by or on behalf of the Parent for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Shareholders Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

ARTICLE VI

Covenants

6.1. Interim Operations. (i) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its articles of organization or by-laws or other applicable governing instruments;

(b) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company or pursuant to Contracts in effect as of the date of this Agreement, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c) acquire assets or any securities of any business from any other Person, whether or not in the ordinary course of business, in any transaction or series of related transactions, other than (i) acquisitions in accordance with capital budgets previously provided, (ii) acquisitions pursuant to Contracts in effect as of the date of this Agreement, (iii) acquisitions with a value or purchase price in the aggregate of less than $50,000 or (iv) acquisitions of inventory and other daily purchases in the ordinary course of business;

(d) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than required issuances of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement;

(e) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $100,000 in the aggregate;

(f) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

(g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(h) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (i) not to exceed $100,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $250,000 of notional debt in the aggregate;

(j) except as set forth in the capital budgets previously provided, make or authorize any capital expenditure in excess of $100,000 in the aggregate during any twelve (12) month period;

(k) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(l) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(m) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 (net of insurance coverage) or any disputed obligation or liability of the Company in excess of such amount;

(n) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000;

(o) make or change any material Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for product sales in the ordinary course of business, sales of obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(q) except as set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or Pension Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries.

(r) knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(s) agree, authorize or commit to do any of the foregoing;

(ii) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to obtaining the Company Requisite Vote, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or voting power of the equity securities of the Company if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms at least as protective for the benefit of the Company as those contained in the Confidentiality Agreement (as defined in Section 9.7), (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal and/or (C) after having complied with the requirements of this Section 6.2, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that the failure to take such action will be reasonably likely to result in a breach of the directors respective fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of any class of equity securities of the Company or any of its Subsidiaries or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) or voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s Shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c)).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not:

(i) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Vote, the Company board of directors may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, subject to compliance with Section 6.2(f), the Company board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) Days following Parent’s receipt of written notice from the Company advising that the Company board of directors intends to take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall consider in good faith any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

(d) Certain Permitted Disclosure. Without limiting the right of the Parent to terminate this Agreement in accordance with Section 8.4(a), nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal.

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request in writing that each Person that has executed a confidentiality agreement after January 1, 2005 and prior to the date hereof in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of any developments affecting the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Information Supplied. The Company, with the cooperation of the Parent, shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within fourteen (14) days after the date hereof, a proxy statement in preliminary form relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to its and Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to Shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of organization and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Company’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting.

6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and Shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and in a manner which does not disrupt or interfere with business operations throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.8. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Compensation and Benefit Plan or (ii) retain the employment of any particular employee.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company 401(k) Plan to terminated effective immediately prior to the Effective Time.

(c) The Company shall take all actions necessary to cause the 2005 Employee Stock Purchase Plan to terminate immediately prior to the Effective Time and each holder of an option thereunder shall have the right to exercise such option in full based on payroll deductions then credited to his or her account as of a date determined by the board of directors of the Company, which date shall not be less than ten (10) days preceding the Effective Time.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.9. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.10. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Massachusetts law and its articles of organization or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Massachusetts law and the Company’s articles of organization and by-laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) The Surviving Corporation shall maintain the Company’s directors’ and officers’ liability insurance (“D&O Insurance”), or Parent shall provide for equivalent D&O Insurance providing substantially the same benefits and levels of coverage as the current D&O Insurance, with respect to acts or omissions prior to the Effective Time for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid by the Company prior to the date hereof (the “Current Premium”); provided, however, that if the current D&O Insurance or such equivalent insurance provided by Parent expires, is terminated or cancelled or is otherwise unavailable on such terms during such six-year period, Parent and the Surviving Corporation will use their commercially reasonable efforts to obtain as much D&O Insurance on substantially the same terms as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

(e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

6.11. Other Actions by the Company.

(a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to cause the Rights to cease to be outstanding as of the Effective Time and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.

(b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options, Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s articles of organization and by-laws.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”). In addition, no order suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets or business of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets or business of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(e) Dissenting Shareholders. No more than 10% of the Shares shall have perfected and not withdrawn a demand for appraisal rights pursuant to Chapter 156D, §13.02 of the Massachusetts General Laws.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by September 30, 2006, whether such date is before or after the date of the adoption of this Agreement by the Shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the Shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to Section 8.2(a) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned pursuant to Section 8.3(b) at any time prior to the Effective Time, whether before or after obtaining the Company Requisite Vote, by action of the board of directors of the Company pursuant to Section 8.3(a) at any time prior to obtaining the Company Requisite Vote:

(a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three (3) Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into written agreement referred to in its notification shall change at any time after giving such notification; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of management of Parent if (a) (i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of Shareholders on the Merger prior to the Termination Date or (iii) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within three (3) Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the Shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend against acceptance of such offer; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its Shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) Business Days prior to, with respect to any termination pursuant to Section 8.2(a), and (B) at least ten (10) Business Days prior to, with respect to termination pursuant to Section 8.2(b)) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a), or, with respect to a breach of a covenant or agreement (but not with respect to a breach of a representation or warranty), by Parent pursuant to Section 8.4(b) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $21,000,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3) payable by wire transfer of same day funds, provided, however, no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal; provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company to Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THE MBCA IS APPLICABLE HERETO. The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Massachusetts State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

James Nolan

Senior Vice President, Corporate Mergers & Acquisitions

Koninklijkle Philips Electronics N.V.

Breitner Center, HBT 17

Amstelplein 2, 1096 BC

P.O. Box 77900

1070 MX Amsterdam

The Netherlands

fax: (31) 20 59 77300

(with a copy to Neil T. Anderson, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

fax: (212) 558-3588)

If to the Company:

Ronald Feinstein

Chief Executive Officer and President

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, MA 01702

fax: (508) 988-1701

(with a copy to Jeff Stein, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

fax: (617) 526-5000)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated December 9, 2005, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes hereof, “knowledge” of the Company shall mean the actual knowledge of the Persons listed in Section 9.12 of the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LIFELINE SYSTEMS, INC.

By	/s/ RONALD FEINSTEIN
Name:	Ronald Feinstein
Title:	CEO Lifeline

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By	/s/ JAMES NOLAN
Name:	James Nolan
Title:	Senior Vice President

DAP MERGER SUB, INC.

By	/s/ JOSEPH INNAMORATI
Name:	Joseph Innamorati
Title:	Vice President

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Articles	2.1
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Business Day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.10(a)
Current Premium	6.10(c)
Dissenting Shareholders	4.1(a)
D&O Insurance	6.10(c)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
FDA	4.1(a)
GAAP	5.1(i)(ii)
Governmental Consents	7.2(d)
Government Contract	5.1(j)(i)(O)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)

Terms	Section
Healthcare Laws	5.1(u)(ii)
Healthcare Providers	5.1(u)(ii)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.10(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
IRS	5.1(h)(ii)
IT Assets	5.1(p)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)(i)
MBCA	1.1
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(P)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
PBGC	5.1(h)(iii)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Common Stock	4.3(a)
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Representatives	6.2(a)
Rights	5.1(b)
Rights Agreement	5.1(b)
Sarbanes-Oxley Act	5.1(e)(i)
Scheduled Intellectual Property	5.1(p)
SEC	5.1
Share	4.1(a)
Signal Hill Capital	5.1(c)(ii)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)
Shareholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)
U.S. Benefit Plans	5.1(h)(ii)

Annex B

January 18, 2006

Board of Directors

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 07102

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.02 per share (the “Shares”), of Lifeline Systems, Inc. (the “Company”), of the $47.75 per Share in cash to be received by such holders (the “Per Share Merger Consideration”) pursuant to the Agreement and Plan of Merger dated as of January 18, 2006 (the “Merger Agreement”) among Koninklijke Philips Electronics N.V. (the “Parent”), an indirect wholly owned subsidiary of the Parent (“Merger Sub”), and the Company, as a result of which the Merger Sub will be merged with and into the Company (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with this opinion, we have reviewed certain publicly available financial and other information concerning the Company and the Parent and certain internal analyses and other information furnished to us by the Company. We have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we considered appropriate.

We have relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. With respect to the financial forecasts and projections made available to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have not conducted a physical inspection of any of the properties or assets of the Company, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of the Company, the Parent, and the Merger Sub contained in the Merger Agreement are true and correct, the Company, the Parent and the Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the

B-1

Board of Directors

Lifeline Systems, Inc.

January 18, 2006

obligations of each of the Company, the Parent, and the Merger Sub to consummate the Merger will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or the Parent is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or the Parent or materially reduce the contemplated benefits to the Company of the Merger.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any parties other than the Parent.

This opinion is provided at the request and for the information of the Board of Directors of Company. This opinion may not be quoted or referred to or used for any other purpose without our prior written consent, except that this opinion may be disclosed in the proxy statement used in connection with the Merger provided that this opinion is quoted in full in any such proxy statement. This opinion is limited to the fairness from a financial point of view of the Per Share Merger Consideration to holders of the Shares. We express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion is not a recommendation to the holders of the Shares to approve the Merger.

We will be paid a fee for our services in connection with the Merger. Our fee is not contingent on completion of the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Shares is fair from a financial point of view to such holders.

Very truly yours,

/s/ SIGNAL HILL CAPITAL GROUP LLC

SIGNAL HILL CAPITAL GROUP LLC

B-2

ANNEX C

MASSACHUSETTS BUSINESS CORPORATION ACT

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 13.01. DEFINITIONS.—In this Part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

SECTION 13.02. RIGHT TO APPRAISAL.—(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)	in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.— (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

SECTION 13.20. NOTICE OF APPRAISAL RIGHTS.—(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

SECTION 13.21. NOTICE OF INTENT TO DEMAND PAYMENT.—(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

SECTION 13.22. APPRAISAL NOTICE AND FORM.—(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify

(A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

SECTION 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.—(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

SECTION 13.24. PAYMENT.—(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

SECTION 13.25. AFTER-ACQUIRED SHARES.—(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

SECTION 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.—(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

SECTION 13.30. COURT ACTION.—(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

SECTION 13.31. COURT COSTS AND COUNSEL FEES.—(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

REVOCABLE PROXY

LIFELINE SYSTEMS, INC.

SPECIAL MEETING OF SHAREHOLDERS

March 21, 2006

11:00 a.m., local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints L. Dennis Shapiro and Ronald Feinstein, and each of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the capital stock of Lifeline Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders (the “Meeting”) to be held at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, March 21, 2006 at 11:00 a.m., local time, and at any and all postponements and adjournments thereof.

Should the undersigned be present and choose to vote at the Meeting or at any postponements or adjournments thereof, the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by duly executing a proxy bearing a later date or by accessing the website or calling the number noted below and following the on-screen or audio instructions.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting and a proxy statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY

PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

OR VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê                 FOLD AND DETACH HERE                  ê

LIFELINE SYSTEMS, INC. — SPECIAL MEETING OF SHAREHOLDERS, MARCH 21, 2006

YOUR VOTE IS IMPORTANT!

https://www.proxyvotenow.com/life

You can vote in one of three ways:

1.	Call toll free 1-866-530-2996 using a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/life and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy

Lifeline Systems, Inc.

	SPECIAL MEETING OF SHAREHOLDERS MARCH 21, 2006					Please mark as indicated in this example ☒

1.	To approve the Agreement and Plan of Merger dated as of January 18, 2006, among Lifeline Systems, Inc., Koninklijke Philips Electronics N.V. (“Philips”) and DAP Merger Sub, Inc., an indirect wholly owned subsidiary of Philips.	For ☐	Against ☐	Abstain ☐	3.	To transact such other business as may properly come before the Meeting or any postponements or adjournments of the Meeting.

2.	To approve a proposal to adjourn or postpone the Meeting, if necessary, to solicit additional proxies in favor of approval of the Agreement and Plan of Merger.	For ☐	Against ☐	Abstain ☐		UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2 SET FORTH HERON.
The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

Change of address/comments

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
	Please be sure to date and sign this proxy in the box below.	Date
Signature

***IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

é                                                                                                                       é

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast prior to 3:00 a.m., Eastern Time, on March 21, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free using a Touch-Tone Phone any time prior to 3:00 a.m., Eastern Time, on March 21, 2006. 1-866-530-2996	Vote by Internet At any time prior to 3:00 a.m., Eastern Time, on March 21, 2006, go to https://www.proxyvotenow.com/life

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!